UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.)

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STARWOOD PROPERTY TRUST, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Starwood Property Trust, Inc.
591 West Putnam Avenue
Greenwich, Connecticut 06830

March 21, 2019

Dear Fellow Stockholders:

The directors and officers of Starwood Property Trust, Inc. (the “Company”) join me in extending to you a cordial invitation to attend the Company’s 2019 annual meeting of stockholders (the “Annual Meeting”). The Annual Meeting will be held on April 30, 2019 at 2:00 p.m., Eastern time, at 1 Hotel Central Park, 1414 Sixth Avenue, New York, New York 10019.

At the Annual Meeting, we are seeking to elect seven directors. The stockholders will also be asked to vote on an advisory basis to approve the Company’s executive compensation as disclosed in the accompanying proxy statement (the “Proxy Statement”) and to vote to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the current calendar year. The accompanying Notice of 2019 Annual Meeting of Stockholders and Proxy Statement describes each of these matters in further detail.

Your management and the Board of Directors unanimously recommend that you vote FOR the election of each of the nominees for director identified in the Proxy Statement, FOR the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in the accompanying Proxy Statement and FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the current calendar year.

This year, in accordance with the rules adopted by the U.S. Securities and Exchange Commission, we have elected to furnish proxy materials over the internet and will provide a Notice of Internet Availability of Proxy Materials with instructions for how to access our proxy materials, as further described in the accompanying Notice of 2019 Annual Meeting of Stockholders and Proxy Statement.

It is very important that your shares be represented at the Annual Meeting, whether or not you plan to attend personally. Therefore, please submit your proxy as promptly as possible—by telephone, via the internet or, if you requested a printed set of the Company’s proxy materials, by completing, signing and returning a proxy card. This will ensure that your shares are represented at the Annual Meeting.

Thank you for your continuing support.

Yours very truly,

Barry S. Sternlicht
Chairman and Chief Executive Officer

NOTICE OF 2019 ANNUAL MEETING OF
STOCKHOLDERS
TO BE HELD ON APRIL 30, 2019

To the Stockholders of Starwood Property Trust, Inc.:

NOTICE IS HEREBY GIVEN that the 2019 annual meeting of stockholders (the “Annual Meeting”) of Starwood Property Trust, Inc., a Maryland corporation (the “Company”), will be held on April 30, 2019 at 2:00 p.m., Eastern time, at 1 Hotel Central Park, 1414 Sixth Avenue, New York, New York 10019, to consider and vote on the following matters:

1.	The election of the seven director nominees identified in the accompanying proxy statement (the “Proxy Statement”), each to serve until the next annual meeting of stockholders and until his or her successor is elected and qualified;
2.	The approval, on an advisory basis, of the Company’s executive compensation as disclosed in the accompanying Proxy Statement;
3.	The ratification of the appointment by the Audit Committee of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the calendar year ending December 31, 2019; and
4.	The transaction of such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Details concerning those matters to come before the Annual Meeting are set forth in the accompanying Proxy Statement for your review.

We are using the U.S. Securities and Exchange Commission’s “notice and access” rules to provide stockholders with more options for receipt of our proxy materials. Accordingly, unless you have already requested to receive a printed set of proxy materials, you will receive a Notice of Internet Availability of Proxy Materials. The Notice of Internet Availability of Proxy Materials contains instructions on how to access proxy materials and vote your shares via the internet or by telephone or, if you prefer, to request a printed set of proxy materials at no additional cost to you. We believe this approach provides a convenient way for you to access your proxy materials and vote your shares, while lowering the Company’s printing and delivery costs and reducing the environmental impact associated with the Annual Meeting.

Our Board of Directors has fixed March 4, 2019 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any meetings held upon adjournment or postponement thereof. Only the holders of record of the Company’s shares of common stock as of the close of business on March 4, 2019 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

On or about March 21, 2019, we first mailed the Notice of Internet Availability of Proxy Materials and posted our proxy materials on the website referenced in the Notice of Internet Availability of Proxy Materials (www.proxyvote.com). For stockholders who already requested to receive a printed set of proxy materials, we mailed this Proxy Statement, the accompanying proxy card and our Annual Report on Form 10-K for the year ended December 31, 2018. Stockholders of record may vote their shares by telephone, via the internet, at the Annual Meeting or, if such stockholder received a printed set of proxy materials, by signing, dating and mailing the proxy card provided with the written proxy materials. Instructions regarding all methods of voting are contained in the Notice of Internet Availability of Proxy Materials or, for printed sets of proxy materials, on the proxy card that is included with the Proxy Statement.

Stockholders are cordially invited to attend the Annual Meeting in person. The presence at the Annual Meeting, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting shall constitute a quorum. Your vote is important. Whether or not you plan to attend the Annual Meeting, please authorize proxies to cast your votes today by following the easy instructions in the Notice of Internet Availability of Proxy Materials or, if you requested a printed set of proxy materials, on the proxy card enclosed with the proxy materials.

By Order of the Board of Directors,

Andrew J. Sossen
Secretary
Dated: March 21, 2019
Greenwich, Connecticut

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING IN PERSON OR BY PROXY; PLEASE PROMPTLY VOTE BY TELEPHONE, VIA THE INTERNET OR, IF YOU REQUESTED A PRINTED SET OF THE PROXY MATERIALS, BY MARKING, DATING, SIGNING AND RETURNING A PROXY CARD. IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE IN VOTING YOUR SHARES, PLEASE CALL INNISFREE M&A INCORPORATED, THE COMPANY’S PROXY SOLICITOR, TOLL-FREE AT 888-750-5834 (BANKS AND BROKERS MAY CALL COLLECT AT 212-750-5833).

Important Notice of Internet Availability of Proxy Materials for the 2019 Annual Meeting to Be Held on April 30, 2019

Our proxy materials relating to the Annual Meeting (notice, proxy statement and annual report) are available at www.proxyvote.com and can also be viewed on our website at www.ir.starwoodpropertytrust.com/proxymaterials.

Starwood Property Trust, Inc.
591 West Putnam Avenue
Greenwich, Connecticut 06830

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING ANNUAL MEETING, SOLICITATION AND VOTING

This Proxy Statement, the accompanying proxy card and the Notice of Annual Meeting are being provided in connection with the solicitation of proxies by the Board of Directors of Starwood Property Trust, Inc., a Maryland corporation (the “Company,” “we,” “us” or “our”), for use at the 2019 annual meeting of stockholders (the “Annual Meeting”) to be held on April 30, 2019 at 2:00 p.m., Eastern time, at 1 Hotel Central Park, 1414 Sixth Avenue, New York, New York 10019, and any adjournments or postponements thereof. The mailing address of the Company’s principal executive offices is Starwood Property Trust, Inc., 591 West Putnam Avenue, Greenwich, Connecticut 06830. In accordance with the rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are making our proxy materials available to our stockholders electronically via the internet. Accordingly, on or about March 21, 2019, the Company will be mailing a Notice of Internet Availability of Proxy Materials to our stockholders containing instructions on how to access the proxy materials on the internet, how to vote online or by telephone and, if desired, how to receive a printed set of the proxy materials.

Matters to Be Voted on at the Annual Meeting

At the Annual Meeting, the following matters will be voted on:

1.	The election of the seven director nominees identified in this Proxy Statement, each to serve until the next annual meeting of stockholders and until his or her successor is elected and qualified;
2.	The approval, on an advisory basis, of the Company’s executive compensation as disclosed in this Proxy Statement;
3.	The ratification of the appointment by the Audit Committee of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the calendar year ending December 31, 2019; and
4.	The transaction of such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Stockholders Entitled to Vote

The Board of Directors has fixed March 4, 2019 as the record date for the determination of stockholders entitled to notice of and to vote their shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), at the Annual Meeting. As of March 4, 2019, the Company had outstanding 279,768,290 shares of Common Stock. Each share of Common Stock entitles its holder to one vote.

Voting on Other Matters

If any other matters are properly presented at the Annual Meeting for consideration and you authorize a proxy to vote your shares, the persons named in the proxy will have the discretion to vote on those matters for you. As of the date this Proxy Statement was published, the Company did not know of any other matter to be raised at the Annual Meeting.

Required Vote

The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting constitutes a quorum for purposes of transacting business at the Annual Meeting. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or other holder that holds shares for a beneficial owner in “street name” (each, a “record holder”) does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Election of each nominee for the seven director positions (Proposal 1) requires the affirmative FOR vote of a plurality of all votes cast at the Annual Meeting. This means that the director nominee with the most votes for a particular seat is elected for that seat. Votes “withheld” from one or more director nominees therefore will have no effect on the outcome of the vote with respect to the election of directors. However, in an uncontested election of directors, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election is expected to tender his or her written resignation to the Chairman of the Board for consideration by the Nominating and Corporate Governance Committee. For additional details regarding our director resignation policy and the election of directors, see the section of this Proxy Statement entitled “Proposal 1: Election of Directors.”

The affirmative FOR vote of a majority of votes cast at the Annual Meeting is required to approve all other proposals, including the approval, on an advisory basis, of the Company’s executive compensation as disclosed in this Proxy Statement (Proposal 2) and the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the calendar year ending December 31, 2019 (Proposal 3). In tabulating the voting results for each such proposal, abstentions and, if applicable, broker non-votes, are not treated as “votes cast” and will have no effect on the result of such vote.

Although the advisory vote on the Company’s executive compensation as disclosed in this Proxy Statement (Proposal 2) is non-binding, the Board of Directors will review the results of the vote and will take them into account as appropriate when making decisions regarding executive compensation.

How to Vote

You may vote at the Annual Meeting in any of the following ways:

Submitting a Proxy by Telephone or via the Internet: If you are a stockholder of record, you may appoint your proxy by telephone or via the internet until 11:59 p.m., Eastern time, on April 29, 2019, by following the instructions on the Notice of Internet Availability of Proxy Materials or, if you requested a printed set of the proxy materials, on your proxy card. Easy-to-follow prompts allow you to submit a proxy for your shares and confirm that your instructions have been properly recorded. The Company’s telephone and internet proxy submission procedures are designed to authenticate stockholders by using individual control numbers. If you hold your shares in street name, please check your voting instruction card provided with the proxy materials or contact your bank or broker to determine whether you will be able to provide your instructions by telephone or via the internet.

Submitting a Proxy by Mail: If you are a stockholder of record and requested to receive a printed set of the proxy materials, you can appoint your proxy by marking, dating and signing your proxy card and returning it by mail in the postage-prepaid envelope provided. If submitted by mail, your proxy must be received by the close of business on April 29, 2019, to be counted. If you hold your shares in street name, you can instruct your bank or broker to vote by following the directions on your voting instruction card provided with the proxy materials.

By casting your vote in any of the ways listed above, you are authorizing the individuals listed on the proxy to vote your shares in accordance with your instructions.

In Person at the Annual Meeting: Stockholders of record may vote in person by ballot at the Annual Meeting. Stockholders who own their shares in street name may vote in person at the Annual Meeting only if they provide a legal proxy, executed in their favor, from the holder of record of their shares.

Please note that even if you plan to attend the Annual Meeting, we encourage you to submit a proxy in advance to ensure your shares are represented. Your voting in person at the Annual Meeting will automatically result in the revocation of any previously submitted proxy.

Voting at the Annual Meeting

If you are a stockholder of record and you properly complete, sign and return a proxy card or use the telephone or internet voting procedures, as applicable, to authorize the named proxies to vote your shares, and your proxy card or other proxy authorization is received by the Company in time to be voted at the Annual Meeting, your shares will be voted as specified, unless your proxy is properly revoked prior thereto. If you submit a signed proxy card but no specification is made on the proxy card as to any one or more of the proposals, the shares of Common Stock represented by the proxy will be voted as follows:

FOR the election of each of the director nominees;

FOR the approval, on an advisory basis, of the Company’s executive compensation as disclosed in this Proxy Statement; and

FOR the ratification of the appointment by the Audit Committee of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the calendar year ending December 31, 2019.

If you hold your shares in “street name,” the rules of the New York Stock Exchange (the “NYSE”) provide the record holder (i.e., your bank or broker) with the authority to vote your shares only on certain “routine” matters when it does not receive voting instructions from you. Record holders that do not receive voting instructions from their respective beneficial owners are entitled to vote such shares only on the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the calendar year ending December 31, 2019 (Proposal 3). Absent instructions from you, a record holder may not vote on the proposal regarding election of director nominees (Proposal 1) or on the advisory proposal regarding executive compensation (Proposal 2).

Revocation of Proxies

A person submitting a proxy has the power to revoke it at any time before it is exercised by (a) attending the Annual Meeting and voting in person, (b) duly executing and delivering a proxy bearing a later date prior to the Annual Meeting or (c) sending written notice of revocation to the Company’s Secretary at Starwood Property Trust, Inc., 591 West Putnam Avenue, Greenwich, Connecticut 06830, which must be received by the Company’s Secretary by 5:00 p.m., Eastern time, on April 26, 2019 to have any effect.

Confidentiality of Voting

The Company keeps all proxies, ballots and voting tabulations confidential as a matter of practice. The Company only lets its proxy solicitor, Innisfree M&A Incorporated (“Innisfree”), and its Inspector of Election, Computershare Trust Company N.A. (“Computershare”), examine these documents. Occasionally, stockholders provide written comments on their proxy card, which then may be forwarded to the Company’s management by Computershare.

Tabulation of Voting Results

Computershare, the Company’s independent tabulating agent, will count the votes and act as the Inspector of Election at the Annual Meeting.

Solicitation of Proxies

The Company will pay the expenses of soliciting proxies in connection with this Proxy Statement. Proxies may be solicited in person or by mail, telephone, electronic transmission and/or facsimile transmission on the Company’s behalf by directors, officers or employees of the Company or its subsidiaries, without additional compensation. The Company asks brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials to the beneficial owners of the stock held of record by such persons and to obtain authority to execute proxies, for which the Company will reimburse such persons. Innisfree has been engaged to assist in the solicitation of proxies for the Company for a fee of $20,000 plus reasonable out-of-pocket expenses. When recording votes by telephone or via the internet, the Company will use procedures designed to authenticate stockholders’ identities, which will allow stockholders to authorize the voting of their shares in accordance with their instructions and confirm that their instructions have been recorded properly.

Attendance at the Annual Meeting

All stockholders of record as of the close of business on the record date, March 4, 2019, may attend the Annual Meeting. Institutional or entity stockholders are each permitted to bring one representative. Attendance at the Annual Meeting will be on a first-come, first-served basis upon arrival at the meeting. Proof of stock ownership as of the record date, such as a bank or brokerage statement, and a government-issued photo identification, such as a valid driver’s license or passport, will be required for admission to the Annual Meeting.

After the formal business of the Annual Meeting has been concluded and adjourned, the Chairman of the Board of Directors will answer questions from stockholders of record as of the close of business on the record date and their representatives during a designated period. In order to ensure that all stockholders and representatives thereof who wish to speak may have an opportunity, each stockholder or representative thereof will be permitted to ask two questions and will be limited to two minutes to present each question. Such questions must be confined to matters properly before the Annual Meeting and of general Company concern.

List of Stockholders

A list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Annual Meeting, between the hours of 9:00 a.m. and 5:00 p.m., Eastern time, at the Company’s principal executive offices at Starwood Property Trust, Inc., 591 West Putnam Avenue, Greenwich, Connecticut 06830, and open to examination by any stockholder for any purpose germane to the Annual Meeting, by contacting the Secretary of the Company.

Availability of Annual Report and Proxy Materials on the Internet

This Proxy Statement and our annual report for the calendar year ended December 31, 2018 are available at www.proxyvote.com by using the control number that is provided to you in the Notice Regarding Internet Availability of Proxy Materials. You may also view such materials on our website at www.ir.starwoodpropertytrust.com/proxymaterials or request printed copies of such materials by mail. Please submit any such request to the attention of the Company’s Secretary, Starwood Property Trust, Inc., 591 West Putnam Avenue, Greenwich, Connecticut 06830.

Recommendations of the Board of Directors

The Board of Directors recommends a vote FOR the election of each of the nominees for director named in this Proxy Statement, FOR the approval, on an advisory basis, of the Company’s executive compensation as disclosed in this Proxy Statement and FOR the ratification of the appointment by the Audit Committee of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the calendar year ending December 31, 2019.

PROPOSAL 1:
ELECTION OF DIRECTORS

The Company’s Amended and Restated Bylaws (the “Bylaws”) provide that a majority of the entire Board of Directors may increase or decrease the number of directors, provided that the number of directors shall never be less than the minimum required by the Maryland General Corporation Law nor more than 15. The Company’s Board of Directors is currently comprised of seven members.

At the Annual Meeting, seven directors will be elected to serve on the Board of Directors, each for a one-year term expiring in 2020 and each until his or her respective successor is elected and qualified. The shares of Common Stock represented by the accompanying proxy will be voted for the election as directors of the seven nominees named below, unless a vote is withheld from any of the seven individual nominees. Each nominee has agreed to serve as a director if elected, and the Board of Directors expects that each nominee will be available for election as a director. However, if any nominee becomes unavailable or unwilling to serve as a director for any reason, shares of Common Stock represented by the accompanying proxy will be voted for such other person as the Board of Directors may nominate.

Election of each nominee for one of the seven director positions requires the affirmative FOR vote of a plurality of all votes cast at the Annual Meeting. This means that the director nominee with the most votes for a particular seat is elected for that seat. However, pursuant to our Corporate Governance Guidelines, any nominee in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election will, within five days following the certification of the stockholder vote, tender his or her written resignation to the Chairman of the Board of Directors for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will then review the director’s continuation on the Board of Directors and recommend to the Board of Directors whether the Board of Directors should accept such tendered resignation. The Board of Directors, after giving due consideration to the best interests of the Company and its stockholders, will make a decision on whether to accept the tendered resignation and promptly and publicly disclose its decision and, if applicable, the reasons for rejecting the tendered resignation.

Information Concerning the Director Nominees

The Board of Directors has unanimously proposed Richard D. Bronson, Jeffrey G. Dishner, Camille J. Douglas, Solomon J. Kumin, Fred S. Ridley, Barry S. Sternlicht and Strauss Zelnick as nominees for election as directors of the Company, each to serve for a one-year term expiring in 2020 and each until his or her respective successor is elected and qualified. Each nominee is currently a director of the Company.

We believe all of the nominees are individuals with a reputation for integrity, who demonstrate strong leadership capabilities and are able to work collaboratively to make contributions to the Board of Directors and management. The Nominating and Corporate Governance Committee, as well as the full Board of Directors, examine a number of qualifications, attributes and criteria when identifying and selecting candidates to serve as a director, including a candidate’s experience, skills, expertise, diversity, age, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, independence from management and the Company, potential conflicts of interest and such other relevant factors that the Nominating and Corporate Governance Committee considers appropriate in the context of the needs of the Board of Directors, as discussed in the section of this Proxy Statement entitled “Corporate Governance—Board of Directors and Committee Meetings—Nominating and Corporate Governance Committee.” Mr. Ridley was appointed to the Board in September 2018 and is standing for election by the stockholders for the first time at the Annual Meeting. Mr. Ridley was initially identified by a non-executive director and recommended by the Nominating and Corporate Governance Committee.

Information concerning the names, ages, terms and positions with the Company and business experience of the nominees is set forth below. This information includes each nominee’s principal occupation as well as a discussion of the specific experience, qualifications, attributes and skills of each nominee that led to the Nominating and Corporate Governance Committee’s and Board of Director’s conclusion that the particular nominee should serve as a director. In addition, set forth below is the period during which each nominee has served as a director of the Company. Ages shown for all directors are as of December 31, 2018. The information presented below has been confirmed by each nominee for purposes of its inclusion in this Proxy Statement.

Name	Age	Tenure	Position(s)	Committee Membership(s)
Richard D. Bronson	73	2009-Present	Lead Independent Director	Audit Committee, Compensation Committee (Chairperson) and Nominating and Corporate Governance Committee
Jeffrey G. Dishner	54	2009-Present	Director	Investment Committee
Camille J. Douglas	67	2010-Present	Director	Audit Committee and Nominating and Corporate Governance Committee
Solomon J. Kumin	43	2014-Present	Director	Compensation Committee and Investment Committee
Fred S. Ridley	66	2018-Present	Director	Nominating and Corporate Governance Committee
Barry S. Sternlicht	58	2009-Present	Chairman of the Board of Directors and Chief Executive Officer	Investment Committee (Chairperson)
Strauss Zelnick	61	2009-Present	Director	Audit Committee (Chairperson), Compensation Committee, Nominating and Corporate Governance Committee (Chairperson) and Investment Committee

Richard D. Bronson has been a director of the Company since its inception in 2009. Since 2000, Mr. Bronson has been the Chairman of The Bronson Companies, LLC, a real estate development, investment and advisory company based in Beverly Hills, California. Mr. Bronson has been involved in the development of several shopping centers and office buildings throughout the United States. Mr. Bronson serves as a director of both Starwood Real Estate Income Trust, Inc. (“SREIT”), a public non-listed real estate investment trust (“REIT”) focused on acquiring stabilized, income-oriented commercial real estate and debt secured by commercial real estate in both the U.S. and Europe, in which an affiliate of the Company is a stockholder, and Invitation Homes Inc., a publicly traded REIT focused on the single-family residential business based in Dallas, Texas, in which an affiliate of the Company is a stockholder (“Invitation Homes”). Mr. Bronson previously was the President of New City Development, an affiliate of Mirage Resorts, where he oversaw the New City Development’s new business initiatives and activities outside of Nevada. For over 30 years, Mr. Bronson has been involved in the development of myriad commercial properties throughout the United States. Mr. Bronson previously served as a director of Mirage Resorts and as a director of TRI Pointe Group, Inc., a homebuilding and design company based in Irvine, California, in which an affiliate of the Company was a stockholder and which, after a 2015 reorganization, became the successor issuer to TRI Pointe Homes, Inc. (“TRI Pointe Group”). Mr. Bronson is on the Advisory Board of the Neurosurgery Division at UCLA Medical Center in Los Angeles, and he and his wife, Edie Baskin Bronson, were the recipients of the department’s 2018 “Visionary Award”. Mr. Bronson has also served as a Trustee and Vice President of the International Council of Shopping Centers, an association representing more than 70,000 industry professionals in 100 countries. Mr. Bronson is a former member of the Board of Trustees of The Forman School in Litchfield, Connecticut, and the former Chairman of the Board of Trustees of The Archer School for Girls in Los Angeles, California.

We believe that Mr. Bronson should serve as a member of the Board of Directors because Mr. Bronson’s experience and knowledge in the real estate industry enable him to provide valuable insight into potential investments and the current state of the commercial real estate markets.

Jeffrey G. Dishner has been a director of the Company since its inception in 2009. He serves as an Executive Vice President of SPT Management, LLC, our manager and an affiliate of the Company (the “Manager”), a position he has held since August 2009. He is also a Senior Managing Director and the Global Head of Real Estate Acquisitions of Starwood Capital Group Global, L.P., a privately-held global investment management firm and an affiliate of the Company (“Starwood Capital Group”), a position he has held since March 2009. Mr. Dishner is additionally a member of the Executive and Investment Committees of Starwood Capital Group. Prior to joining Starwood Capital Group in 1994, Mr. Dishner worked in the Commercial Mortgage Finance Group of J.P. Morgan & Co., where he focused on whole-loan dispositions and securitizations for various thrift institutions from 1993 to 1994. Prior to J.P. Morgan & Co., Mr. Dishner was a member of the Acquisitions Group at JMB Realty Corporation from 1987 to 1991. Mr. Dishner received a Bachelor of Science degree in Economics from the Wharton School of the University of Pennsylvania and a Master of Business Administration degree from the Amos Tuck School at Dartmouth College.

We believe that Mr. Dishner should serve as a member of the Board of Directors because Mr. Dishner’s experience in the commercial real estate markets enables him to provide important perspectives on the Company’s investments and the current state of the global commercial real estate markets.

Camille J. Douglas has been a director of the Company since 2010. Ms. Douglas is a Senior Managing Director, Acquisitions and Capital Markets, at LeFrak, a family owned real estate company which owns, develops and manages properties in the New York, Miami and Los Angeles metropolitan areas, among others. Ms. Douglas previously held positions as a Managing Director and Senior Advisor at LeFrak. Previously, Ms. Douglas was the Founder and Principal of Mainstreet Capital Partners, a private firm focusing on global real estate financial advisory services and transactions for clients in the United States, the U.K., Brazil and India. From 1982 to 1994, Ms. Douglas was Senior Vice President, Finance, at Olympia & York (US), and from 1977 to 1982 she was a Vice President at Morgan Stanley & Co. Ms. Douglas is also currently an Adjunct Professor in Finance and Economics at Columbia Business School. She holds a Bachelor of Arts degree from Smith College and a Master in Urban Planning degree from the Harvard University Graduate School of Design.

We believe that Ms. Douglas should serve as a member of the Board of Directors because Ms. Douglas’s over 40 years of experience in commercial real estate investment, development and finance enables her to provide important perspectives on the Company’s investments as well as potential financings for the Company’s investments.

Solomon J. Kumin has been a director of the Company since 2014. Mr. Kumin is the Chief Strategic Officer at Leucadia Asset Management LLC, an asset management firm. Prior to joining Leucadia Asset Management LLC in 2018, Mr. Kumin was the Chief Executive Officer of Folger Hill Asset Management, which merged with Schonfeld Strategic Advisors LLC, a hedge fund company, in 2018. Before that, Mr. Kumin worked at S.A.C. Capital Advisors, L.P., a hedge fund company, for more than ten years, serving as its Chief Operating Officer for the last five of those years. Prior to joining S.A.C. Capital Advisors, L.P. in 2005, he was a Vice President, Institutional Sales at Sanford C. Bernstein, a subsidiary of AllianceBernstein L.P. Mr. Kumin started his career at Lazard Asset Management as a Marketing Associate in 1999. Mr. Kumin serves as a member of the Boards of Trustees of The Johns Hopkins University, the Fessenden School in West Newton, Massachusetts and the Thoroughbred Owners and Breeders Association. Mr. Kumin serves as a member of the Boards of Directors of the US Lacrosse Foundation, for which he is the Vice Chairman, and the Breeders’ Cup. He is also a member of the Trust Board of Boston Children’s Hospital and the Johns Hopkins Lacrosse Advisory Board. Mr. Kumin received a Bachelor of Arts degree in Political Science from The Johns Hopkins University.

We believe that Mr. Kumin should serve as a member of the Board of Directors because Mr. Kumin’s experience and knowledge in the asset management industry enable him to provide valuable insight on the Company’s operations, management, capital markets and portfolio allocation.

Fred S. Ridley has been a director of the Company since 2018. Mr. Ridley has been a partner at Foley & Lardner LLP, an international law firm (“Foley”), since February 2001. He is the former national chair of Foley’s Real Estate Practice, a member and former co-chair of the Hospitality & Leisure Team and a member of the Sports Industry Team. Mr. Ridley also is a former member of Foley’s Management Committee. Prior to becoming a partner at Foley, Mr. Ridley was a partner at Annis Mitchell Cockey Edwards & Roehn, a law firm that was based in Tampa, Florida (“Annis”), from November 1986 to January 2001 and an associate at Annis from 1984 to 1986. Before joining Annis, Mr. Ridley was a partner at Bucklew, Ramsey & Ridley, a law firm that was based in Tampa, Florida (“Bucklew”), from 1982 to 1984 and an associate at Bucklew from 1980 to 1982. From 1977 to 1980, Mr. Ridley worked at IMG, a sports management firm based in Cleveland, Ohio. Mr. Ridley has over 35 years of experience in representing financial institutions and developers of single-family and multifamily real estate projects, including coordination of acquisition and financing issues, environmental and coastal permitting, and negotiations of entitlements with local and state governmental entities. Mr. Ridley was recognized by Chambers and Partners for his work in real estate law in its annually published Chambers USA: America’s Leading Lawyers for Business Lawyers each year from 2004 through 2017. In 2006 – 2016, Mr. Ridley was recognized by The Legal 500 in the area of real estate, and he has been selected for inclusion in The Best Lawyers in America© for real estate law. Mr. Ridley received a Juris Doctor degree from Stetson University College of Law in 1977 and his undergraduate degree in Business Administration from the University of Florida in 1974.

We believe that Mr. Ridley should serve as a member of the Board of Directors because Mr. Ridley’s over 35 years of experience and knowledge in the legal and real estate industries enable him to provide valuable insight into the current state of the commercial real estate markets and potential new investments.

Barry S. Sternlicht has been the Chairman of the Board of Directors and the Chief Executive Officer of the Company since its inception in 2009. He has been the Chairman of the Board and Chief Executive Officer of Starwood Capital Group, a privately-held global investment firm with over $60 billion in assets under management and an affiliate of the Company, since its formation in 1991. He is also the Chairman and Chief Executive Officer of Starwood Capital Group Management, LLC, a registered investment advisor and an affiliate of the Company, and Chairman of the Board of SREIT. Over the past 27 years, Mr. Sternlicht has structured investment transactions with an aggregate asset value in excess of $100 billion. From 1995 to 2005, he was the Chairman and Chief Executive Officer of Starwood Hotels & Resorts Worldwide, Inc., an NYSE-listed hotel and leisure company that he founded. Mr. Sternlicht is the former Chairman of the Board of TRI Pointe Group and the former Chairman of the Board of Baccarat S.A., a crystal maker headquartered in Baccarat, France. In 2008, Mr. Sternlicht founded and became the Chairman and Chief Executive Officer of SH Group, a hotel management company that owns and manages the Baccarat Hotels & Resorts and 1 Hotels brands. Mr. Sternlicht is also on the Board of Directors of Invitation Homes and The Estée Lauder Companies, as well as the Real Estate Roundtable and A.S. Roma, the professional Italian football club based in Rome. He previously served on the Board of Directors of Restoration Hardware and as the co-Chairman of the Board of Directors of Starwood Waypoint Homes, a predecessor company of Invitation Homes. Additionally, he serves on the boards of the Robin Hood Foundation (of which he is the former Chairman), the Dreamland Film & Performing Arts Center and the Executive Advisory Board of Americans for the Arts. He is a member of the U.S. Olympic and Paralympic Foundation Trustee Council, the World Presidents Organization and the Urban Land Institute. Mr. Sternlicht received a Bachelor of Arts degree, magna cum laude, with honors from Brown University. He later earned a Master of Business Administration degree with distinction from Harvard Business School.

We believe that Mr. Sternlicht should serve as a member of the Board of Directors because Mr. Sternlicht’s extensive experience in both the commercial real estate markets and as a senior executive and director of other publicly traded corporations enables him to provide the Board of Directors with leadership and financial expertise as well as insight into the current status of the global financial and real estate markets.

Strauss Zelnick has been a director of the Company since its inception in 2009. Mr. Zelnick is a founder of ZelnickMedia Corporation (“ZMC”), a media enterprise which manages and holds interests in an array of businesses in the United States and Canada. Mr. Zelnick currently serves as Chief Executive Officer and Chairman of the Board of Directors of Take-Two Interactive Software Inc. (“Take-Two”), a video game holding company. He has been the Chief Executive Officer of Take-Two since 2011 and has been the Chairman of the Board of Directors since 2007. Mr. Zelnick is also the Interim Chairman of the Board of Directors of CBS Corporation and represents ZMC as a director of Education Networks of America, Inc., a private company. Prior to forming ZMC in 2001, Mr. Zelnick was President and Chief Executive Officer of BMG Entertainment, a music and entertainment company, from 1998 to 2000. Mr. Zelnick served as President and Chief Executive Officer of BMG Entertainment’s North American business unit from 1995 to 1998. Before joining BMG Entertainment, Mr. Zelnick was President and Chief Executive Officer of Crystal Dynamics, a producer and distributor of interactive entertainment software. Prior to that, he spent four years as President and Chief Operating Officer of 20th Century Fox, where he managed all aspects of Fox Inc.’s worldwide motion picture production and distribution business. Previously, he spent three years at Vestron Inc., two of which as Vestron

Inc.’s President and Chief Operating Officer. Mr. Zelnick also served as Vice President, International Television, at Columbia Pictures. Previously, Mr. Zelnick was on the boards of Cast & Crew Entertainment Services, LLC, Alloy, LLC and Naylor LLC. He also previously served as Chairman and Chief Executive Officer of Columbia Music Entertainment, Chairman of ITN Networks and Chairman of Direct Holdings Worldwide and OTX. He holds a Bachelor of Arts degree from Wesleyan University, a Master of Business Administration degree from Harvard Business School and a Juris Doctor degree from Harvard Law School.

We believe that Mr. Zelnick should serve as a member of the Board of Directors because Mr. Zelnick’s experience as a director and senior executive of publicly traded corporations enables him to provide the Company with leadership and financial expertise.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR the election of each of the nominees for director named above.

COMPENSATION OF DIRECTORS

Executive directors do not receive compensation for serving on the Company’s Board of Directors. For these purposes, an “executive director” is a member of the Company’s Board of Directors who is also an employee of Starwood Capital Group or an affiliate thereof, including the Company.

For 2018, each non-executive director was entitled to receive the following compensation for service as a member of the Board of Directors and as a member of the applicable committees of the Board of Directors:

•	Annual Board of Directors membership cash retainer of $100,000, payable in quarterly installments in conjunction with quarterly meetings of the Board of Directors;
•	Annual Board of Directors committee Chairperson cash retainers of $20,000 with respect to the Audit Committee, $15,000 with respect to the Compensation Committee and $10,000 with respect to the Nominating and Corporate Governance Committee;
•	Annual Board of Directors committee membership cash retainers of $10,000 with respect to the Audit Committee, $7,500 with respect to the Compensation Committee, $2,500 with respect to the Investment Committee and $2,500 with respect to the Nominating and Corporate Governance Committee;
•	Annual Lead Independent Director cash retainer of $40,000;
•	Annual Board of Directors equity award of $110,000, payable in the form of restricted shares of Common Stock that vest on the one-year anniversary of the date of grant, subject to the director’s continued service on the Company’s Board of Directors, calculated based on the closing price of a share of Common Stock on the date of grant, under the Starwood Property Trust, Inc. 2017 Equity Plan (the “2017 Equity Plan”); and
•	Reimbursement of reasonable travel expenses incurred in connection with attendance at Board of Directors and committee meetings.

The table below summarizes the compensation paid by the Company to its non-executive directors for the calendar year ended December 31, 2018.

Name	Fees Earned or Paid in Cash	Stock Awards (1)(2)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Richard D. Bronson	$167,500	$110,013	—	—	—	—	$277,513
Camille J. Douglas	$112,500	$110,013	—	—	—	—	$222,513
Solomon J. Kumin	$110,000	$110,013	—	—	—	—	$220,013
Fred S. Ridley(3)	$51,250	$110,013	—	—	—	—	$161,263
Strauss Zelnick	$140,000	$110,013	—	—	—	—	$250,013
(1)	On September 24, 2018, each of the non-executive directors was granted an annual equity award equal to 5,028 restricted shares of Common Stock. The amounts reported in this column for such awards are based on a closing price of $21.88 per share of Common Stock on the date of grant.
(2)	As of December 31, 2018, each of the non-executive directors held 5,028 unvested restricted stock awards, for a total unvested share count of 25,140.
(3)	Since Mr. Ridley was elected to serve as a director of the Company effective as of September 4, 2018, he was entitled to receive a prorated portion of the applicable annual cash retainers.

The Compensation Committee and the Board of Directors aim to provide and maintain competitive director compensation levels and minimize the complexity of the Company’s fee structure. For 2019, each non-executive director is contemplated to be entitled to receive the same levels of compensation, on the same terms, for service as a member of the Board of Directors and as a member of the committees of the Board of Directors as for 2018, except that the Annual Board of Directors equity award will be increased to $120,000. The Board of Directors and the Compensation Committee determined that this increase was appropriate after consultation with Meridian Compensation Partners, LLC (“Meridian”), the Compensation Committee’s independent outside compensation consultant.

The Board of Directors has adopted a guideline for equity ownership equal to at least three times the value of the annual Board of Directors membership cash retainer. When this guideline was implemented in 2011, directors had (i) five years from the time of the implementation of this guideline in 2011 or (ii) five years from the time of their election to the Board of Directors, whichever is later, to obtain this level of equity ownership. Restricted stock awards made by the Company in connection with service on the Board of Directors and its committees may be counted toward achieving the equity ownership guidelines. As of March 4, 2019, 9,198,262 shares of Common Stock were available for issuance under the 2017 Equity Plan (determined on a combined basis with the 2017 Manager Equity Plan) and 25,140 shares of Common Stock were subject to unvested awards granted to non-executive directors under the 2017 Equity Plan or its predecessor plan.

We have also entered into an indemnification agreement with each of our directors that provides for indemnification, to the fullest extent permitted by applicable law and subject to certain conditions, with respect to certain expenses and claims that such director incurs or becomes party to by reason of the fact that such director is or was an officer, director, trustee, employee or agent of the Company or any of our subsidiaries or affiliates. Pursuant to such indemnification agreements, our directors may also obtain advancement of certain of such expenses. Such indemnification will be reduced to the extent that such directors are indemnified under the directors’ and officers’ liability insurance maintained by the Company. A copy of the form of such indemnification agreements is an exhibit to the Company’s Annual Report on Form 10-K for the calendar year ended December 31, 2015, as filed with the SEC.

CORPORATE GOVERNANCE

Determination of Director Independence

Pursuant to the Company’s Corporate Governance Guidelines, the Board of Directors must be comprised of a majority of directors who qualify as independent directors under the listing standards of the NYSE (such directors, “Independent Directors”). The Board of Directors reviews annually the relationships that each director has with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). Following such annual review, only those directors who the Board of Directors affirmatively determines have no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) will be considered Independent Directors, subject to additional qualifications prescribed under the listing standards of the NYSE or under applicable law. The Board of Directors may adopt and disclose categorical standards to assist it in determining director independence. In the event that a director becomes aware of any change in circumstances that may result in such director no longer being considered independent under the listing standards of the NYSE or under applicable law, the director must promptly inform the Chairperson of the Nominating and Corporate Governance Committee.

The Board of Directors considered all relevant facts and circumstances in assessing director independence and has determined that each of Mr. Bronson, Ms. Douglas, Mr. Kumin, Mr. Ridley and Mr. Zelnick is an Independent Director.

In making these independence determinations, the Board of Directors took into account the following relationships:

•	With respect to Mr. Bronson, the Board of Directors took into account the relationships between the Company and each of SREIT and Invitation Homes, in which, with respect to each entity, an affiliate of the Company is a stockholder and of which Mr. Bronson is a director. In addition, Mr. Sternlicht serves as the Chairman of the Board of SREIT and as a director of Invitation Homes.
•	With respect to Ms. Douglas, the Board of Directors took into account certain joint ventures between Starwood Capital Group, an affiliate of the Company, and LeFrak, for which Ms. Douglas is a Senior Managing Director, Acquisitions and Capital Markets. The joint ventures (i) developed a hotel in Miami, Florida that was subsequently sold in February 2019, (ii) own condominium properties in Miami, Florida and (iii) manage hotel properties.
•	With respect to Mr. Ridley, the Board of Directors took into account the provision of legal services by Foley, a law firm of which Mr. Ridley is a partner, to the Company and commercial mortgage backed securities (“CMBS”) trusts for which a subsidiary of the Company has been appointed to act as the special servicer. For additional details regarding such legal services and legal fees, which were also considered by the Board of Directors, see the section of this Proxy Statement entitled “Certain Relationships and Related Transactions—Disclosure Regarding Fred Ridley.”
•	With respect to Mr. Zelnick, the Board of Directors took into account investments of Mr. Sternlicht, our Chairman of the Board of Directors and Chief Executive Officer, in two ZMC-sponsored funds, of which Mr. Zelnick is the founder and managing partner, each of which is equal to less than 1% of such funds, as well as Mr. Sternlicht’s service on an advisory board of an affiliate of ZMC.

Board of Directors Leadership Structure

Mr. Sternlicht serves as both Chief Executive Officer and as Chairman of the Board of Directors. The Board of Directors believes that this leadership structure is appropriate and has enabled the Company to attract and retain a strong Chief Executive Officer. This structure avoids any lack of clarity over who runs the Company and results in a leader of the Board of Directors with greater substantive knowledge of the Company and the industry in which it operates than would otherwise be the case. The Board of Directors believes the Company’s overall corporate governance policies and practices, combined with the strength of the Company’s Independent Directors, minimize any potential conflicts that may result from combining the roles of Chief Executive Officer and Chairman of the Board of Directors. In the Board of Directors’ view, splitting the roles would potentially have the consequence of making the Company’s management and governance processes less effective than they are today through undesirable duplication of work and, in the worst case, blurring the clear lines of accountability and responsibility, without any clear offsetting benefits.

Our Corporate Governance Guidelines contemplate that, if the Chairman of the Board of Directors is not an Independent Director, the Independent Directors will designate one of the Independent Directors to serve as Lead Independent Director. Mr. Bronson currently serves as Lead Independent Director. The Lead Independent Director works with the Chief Executive Officer and Chairman of the Board of Directors to ensure that the Board of Directors discharges its responsibilities, has structures and procedures in place to enable it to function independently of management and clearly understands the respective roles and responsibilities of the Board of Directors and management. In addition, the Lead Independent Director’s duties include facilitating communication with the Board of Directors and presiding over all meetings of the Board of Directors at which the Chairman is not present, including regularly conducted executive sessions of the Independent Directors. It is the role of the Lead Independent Director to review and approve matters such as meeting agendas, meeting schedule sufficiency and, where appropriate, other information provided to the other directors. The Lead Independent Director serves as the liaison between the Chairman and the Independent Directors; however, all directors are encouraged to, and in fact do, consult with the Chairman on each of the above topics. The Lead Independent Director and each of the other directors communicate regularly with the Chairman regarding appropriate agenda topics and other matters related to the Board of Directors. The Lead Independent Director has the authority to call meetings of the Independent Directors and is available for consultation and direct communication with interested parties. In performing these duties, the Lead Independent Director consults with the Chairpersons of the appropriate committees of the Board of Directors and solicits their participation in order to avoid diluting the authority or responsibilities of such committee Chairpersons.

The Board of Directors believes that having a combined Chief Executive Officer and Chairman of the Board of Directors and a Lead Independent Director with significant and well-defined responsibilities, as described above, enhances the Chief Executive Officer and Chairman of the Board of Directors’ ability to provide insight and direction on important strategic initiatives to both management and the Independent Directors and, at the same time, ensures that the appropriate level of independent oversight is applied to all decisions of the Board of Directors, and accordingly facilitates the overall functioning of the Board of Directors.

Board of Directors and Role in Risk Oversight

The members of the Nominating and Corporate Governance Committee, the Audit Committee and the Compensation Committee of the Board of Directors, including their respective Chairpersons, are comprised entirely of Independent Directors who serve in oversight roles. Through these committees, the Board of Directors is actively involved in the oversight of risk, compliance, possible conflicts of interest and related party transactions, and business results. Members of the Board of Directors have access to management and outside advisors.

With respect to cybersecurity risks, our Board of Directors receives periodic updates from management on the Company’s cybersecurity program, including measures taken to address cybersecurity risks and significant cyber security incidents. The cybersecurity program is comprised of various controls and activities performed in order to identify, protect, detect and respond to cybersecurity threats.

The Manager is responsible for the day-to-day management of the risks the Company faces, while the Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. To do this, the Chairman of the Board of Directors meets regularly with management to discuss strategy and risks facing the Company. Senior management attends the Board of Directors meetings and is available to address any questions or concerns raised by the Board of Directors on risk management and any other matters. The Chairman of the Board of Directors and non-executive members of the Board of Directors work together to provide strong, independent oversight of the Company’s management and affairs through its standing committees and, when necessary, special meetings of Independent Directors.

Board of Directors Evaluation Process

The Nominating and Corporate Governance Committee coordinates an annual self-assessment of the Board’s performance as well as the performance of each committee of the Board, the results of which are discussed with the full Board and each committee. The assessment includes a review of any areas in which the Board or management believes the Board can make a better contribution to the Company. The Nominating and Corporate

Governance Committee utilizes the results of this self-evaluation process in assessing and determining the characteristics and critical skills required of prospective candidates for election to the Board and making recommendations to the Board with respect to assignments of Board members to various committees.

Shareholder Engagement

On a regular basis throughout the year, our management team attends investor conferences and holds one-on-one meetings and calls with investors to gain a better understanding of the issues that are important to existing and potential stockholders. We use the information gathered in these meetings to help inform our decision-making and ensure our interests remain aligned with those of our stockholders.

During 2018, our management team held 154 individual and group meetings (either in-person or telephonically) to discuss, among other topics, our business, financial, and operating performance; our capital allocation priorities and our corporate governance and executive compensation. Moreover, in December 2018, we held an investor day that was attended (in person or via webcast) by 147 investors. At investor day, management provided an in-depth review of each of the Company’s businesses. Additionally, in advance of the 2018 annual meeting of stockholders, management conducted formal governance-related outreach to 24 of our largest stockholders, who held approximately 41.1% of our outstanding Common Stock as of April 18, 2018. In these discussions, the stockholders did not express any material concerns or dissatisfaction with the Company’s corporate governance or executive compensation.

Board of Directors and Committee Meetings

The Board of Directors has four standing committees: an Audit Committee, a Nominating and Corporate Governance Committee, a Compensation Committee and an Investment Committee. The current charters for each of the Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee are available on the Company’s website, www.starwoodpropertytrust.com, under the heading “Investor Relations” and the subheading “Corporate Governance.” Further, the Company will provide copies of these charters, without charge, to any stockholder upon written request to the Company’s Secretary at Starwood Property Trust, Inc., 591 West Putnam Avenue, Greenwich, Connecticut 06830.

The following descriptions of the functions performed by the committees of the Board of Directors are general in nature and are qualified in their entirety by reference to the committees’ respective charters.

Audit Committee

The Audit Committee, presently composed of Mr. Zelnick (Chairperson), Mr. Bronson and Ms. Douglas, is responsible for the selection, evaluation and oversight of the Company’s independent auditors, as well as oversight of the financial reporting process and internal controls of the Company. Each Audit Committee member is “independent” as defined in the NYSE listing standards. The Board of Directors has determined that Mr. Zelnick qualifies as an “audit committee financial expert” as defined in the applicable SEC rules, and the Board of Directors has determined that Mr. Zelnick has accounting and related financial management expertise and that each member of the Audit Committee is financially literate within the meaning of the listing standards of the NYSE. The Audit Committee met four times during the calendar year ended December 31, 2018.

The primary purposes of the Audit Committee are to provide assistance to the Board of Directors in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of the Company and its subsidiaries, including, without limitation, (a) assisting the Board of Directors’ oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the Company’s independent auditors’ qualifications and independence and (iv) the performance of the Company’s independent auditors and the Company’s internal audit function and (b) preparing the report required to be prepared by the Audit Committee pursuant to the rules of the SEC for inclusion in the Company’s annual proxy statement.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, presently composed of Mr. Zelnick (Chairperson), Mr. Bronson, Ms. Douglas and Mr. Ridley, identifies and recommends to the Board of Directors individuals qualified to serve as directors of the Company and on committees of the Board of Directors, advises the Board of Directors with respect to the Board of Directors’ composition, procedures and committees, advises the Board of Directors with respect to the corporate governance principles applicable to the Company and oversees the evaluation of the Board of Directors and the Company’s management. Each Nominating and Corporate Governance Committee member is “independent” as defined in the NYSE listing standards. The Nominating and Corporate Governance Committee met two times during the calendar year ended December 31, 2018.

The Company’s Bylaws provide certain procedures that a stockholder must follow to nominate persons for election to the Board of Directors. Director nominations at an annual stockholder meeting must be submitted in writing to the Company’s Secretary at Starwood Property Trust, Inc., 591 West Putnam Avenue, Greenwich, Connecticut 06830. The Secretary must receive the notice of a stockholder’s intention to introduce a nomination at an annual stockholder meeting:

•	not earlier than the 120th day nor later than the 90th day prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting of stockholders; or
•	in the event that the date of the mailing of the notice for the annual meeting of stockholders is advanced or delayed by more than 30 days from the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting of stockholders, not earlier than the 120th day prior to the date of mailing of the notice for such annual meeting of stockholders and not later than the close of business on the later of the 90th day prior to the date of mailing of the notice for such annual meeting of stockholders or the tenth day following the day on which disclosure of the date of mailing of the notice for such meeting is first made by the Company.

The deadline for such notice of a stockholder nomination is the same as the deadline for notice of a stockholder proposal submitted outside of Rule 14a-8 with respect to the 2020 annual meeting of stockholders, which is discussed in the section of this Proxy Statement entitled “Stockholder Proposals for the 2020 Annual Meeting.” The Bylaws also provide that the stockholder nomination notice must contain all information relating to such nominee that is required to be disclosed in solicitations of proxies for elections of directors in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serve as director if elected).

As to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is being made, the notice must include:

•	the name and address of the stockholder, as they appear on the Company’s stock ledger and, if different, the current name and address of such beneficial owner; and
•	the class and number of shares of each class of stock of the Company which are owned beneficially and of record by such stockholder and owned beneficially by such beneficial owner.

In considering the qualifications, attributes and criteria for serving as a director of the Company, the Nominating and Corporate Governance Committee examines a candidate’s experience, skills, expertise, diversity, age, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, independence from management and the Company, potential conflicts of interest and such other relevant factors that the committee considers appropriate in the context of the needs of the Board of Directors. Although there is no specific policy on diversity, the Nominating and Corporate Governance Committee also may seek to have the Board of Directors represent a diversity of backgrounds and experience.

The Nominating and Corporate Governance Committee identifies potential nominees by asking current directors and executive officers to notify the Nominating and Corporate Governance Committee if they become aware of suitable candidates. The Nominating and Corporate Governance Committee also may, from time to time, engage firms that specialize in identifying director candidates. The Nominating and Corporate Governance Committee will also consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder. However, in addition to taking into consideration the needs of the Board of Directors and the qualifications of the candidate, the committee may also consider the number of shares held by the recommending stockholder and the length of time that such shares have been held by such stockholder.

Once a person has been identified by the Nominating and Corporate Governance Committee as a potential candidate, the Nominating and Corporate Governance Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating and Corporate Governance Committee determines that the candidate warrants further consideration, the Chairman or another member of the Nominating and Corporate Governance Committee will contact the person. Generally, if the person expresses a willingness to be considered and to serve on the Board of Directors, the Nominating and Corporate Governance Committee requests information from the candidate and reviews the person’s accomplishments and qualifications.

Compensation Committee

The Compensation Committee, presently composed of Mr. Bronson (Chairperson), Mr. Kumin and Mr. Zelnick, oversees the Company’s compensation and employee benefit plans and practices, including its executive compensation plans, and its incentive compensation and equity-based plans. The Compensation Committee also oversees the annual review of the Management Agreement, dated as of August 17, 2009, by and between the Company and the Manager, as the same may be amended from time to time (the “Management Agreement”), and oversees the annual review of the Company’s equity compensation plans. The primary responsibilities of the Compensation Committee additionally include reviewing and discussing with management the Company’s compensation discussion and analysis (the “CD&A”) to be included in the Company’s annual proxy statement or annual report on Form 10-K filed with the SEC and preparing the Compensation Committee Report as required by the rules of the SEC. The Compensation Committee further oversees the review and approval of general compensation pools and plans for the employees of our Real Estate Investing & Servicing business division. Each Compensation Committee member is “independent” as defined in the NYSE listing standards. The Compensation Committee met two times during the calendar year ended December 31, 2018.

The Compensation Committee has the authority to determine the compensation payable to the Company’s directors and to grant awards under the Company’s equity incentive plans and from time to time may solicit recommendations from the Company’s executive officers and/or outside compensation consultants in determining the amount or form of such director compensation or awards. The Compensation Committee also has the authority to review and, where applicable, approve base salary and target bonus levels to be paid by an affiliate of the Manager and equity-based compensation to be made to the Company’s named executive officers. In determining the amount and form of such compensation, the Compensation Committee seeks recommendations from time to time from the Company’s Chairman of the Board of Directors and Chief Executive Officer and/or outside compensation consultants. The Compensation Committee also oversees risk when it considers granting equity awards to the Manager under the Management Agreement, including with respect to the review of performance-related factors (such as achievement of specified levels of net income) when granting such awards. For example, in evaluating investments and other management strategies, the opportunity to earn incentive compensation based on net income may lead the Manager to place undue emphasis on the maximization of net income at the expense of other criteria, such as the preservation of capital, maintaining sufficient liquidity and/or management of credit risk or market risk, in order to achieve higher incentive compensation. Investments with higher yield potential are generally riskier or more speculative. As a result, the Compensation Committee evaluates performance-related factors (such as net income) in conjunction with other key risk exposure factors in making grants to the Manager. The Compensation Committee also has the authority to form subcommittees consisting of at least two directors for any purpose that the Compensation Committee deems appropriate and may delegate to such subcommittees such power and authority as it deems appropriate, except any power or authority required by any law, regulation or NYSE listing standard to be exercised by the Compensation Committee as a whole.

Compensation Committee Interlocks and Insider Participation

There were no compensation committee interlocks required to be disclosed during the calendar year ended December 31, 2018. The directors who were members of the Compensation Committee during the calendar year ended December 31, 2018 were Mr. Bronson, Mr. Kumin and Mr. Zelnick, none of whom are, or have been, officers or employees of the Company and none of whom had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K.

Investment Committee

The Investment Committee, currently composed of Mr. Sternlicht (Chairperson), Mr. Dishner, Mr. Kumin and Mr. Zelnick, is responsible for the supervision of our Manager’s compliance with our investment guidelines and conducting periodic reviews of our investment portfolio at least quarterly (or more frequently as necessary). In addition, with respect to investments made by the Company, among other things, (a) any proposed investment valued at $250 million up to $400 million of our equity capital will require the approval of the Investment Committee of the Board of Directors and the Investment Committee of the Manager and (b) any proposed investment valued at $400 million or more will require the approval of the full Board of Directors and the Investment Committee of the Manager.

Disclosure Committee

We maintain a disclosure committee (the “Disclosure Committee”) consisting of members of our executive management and senior staff. The purpose of the Disclosure Committee is to oversee our system of disclosure controls and assist and advise our chief executive officer and chief financial officer in making required certifications in SEC reports. The Disclosure Committee was established to bring together on a regular basis representatives from our core business lines and employees involved in the preparation of our financial statements to discuss any issues or matters of which the members are aware that should be considered for disclosure in our public SEC filings and review our draft periodic reports prior to filing them with the SEC. The Disclosure Committee reports to our chief executive officer and, as appropriate, to our Audit Committee. The Disclosure Committee meets quarterly and otherwise as needed. The Disclosure Committee has adopted a written charter to memorialize its purpose and procedures, a copy of which may be found on our website at www.ir.starwoodpropertytrust.com under the “Governance Documents” subtab of the “Corporate Governance” tab.

Executive Sessions of Non-Executive and Independent Directors

Executive sessions of the non-executive directors occur regularly during the course of the year. “Non-executive directors” include all Independent Directors and any other non-management directors. Mr. Bronson, our Lead Independent Director, is responsible for presiding over executive sessions of the non-executive directors. In addition, in the event that the non-executive directors include any director who is not an Independent Director, an executive session of only the Independent Directors will occur at least once a year.

Number of Meetings of the Board of Directors and Attendance in 2018

The Board of Directors met six times during the calendar year ended December 31, 2018, including both regularly scheduled and special meetings. Each director attended at least 75% of the meetings of the Board of Directors and of the committees of the Board of Directors on which such director served during the calendar year ended December 31, 2018. The Company expects each director serving on its Board of Directors to regularly attend meetings of the Board of Directors and the committees on which such director serves, and to review, prior to meetings, material distributed in advance of such meetings. A director who is unable to attend a meeting is expected to notify the Chairman of the Board of Directors or the chairperson of the appropriate committee in advance of such meeting. The Company expects each director to attend the annual meetings of stockholders and a director who is unable to attend such a meeting (which it is understood will occur on occasion) is expected to notify the Chairman of the Board of Directors in advance of such meeting. Each director then in office attended our 2018 annual meeting of stockholders.

Report of the Audit Committee

The Board of Directors has appointed an Audit Committee consisting of three directors. All of the members of the Audit Committee are “independent” as defined in the NYSE listing standards.

The Audit Committee’s job is one of oversight, as set forth in its charter. It is not the duty of the Audit Committee to prepare the Company’s financial statements, to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles (“GAAP”). The independent registered public accounting firm engaged by the Company is responsible for auditing the financial statements and expressing an opinion as to whether those audited financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with GAAP.

The Audit Committee has reviewed and discussed the Company’s audited financial statements with management and with Deloitte & Touche LLP, the Company’s independent registered public accounting firm for the calendar year ended December 31, 2018. The Audit Committee has also discussed with Deloitte & Touche LLP the other matters required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee has received from Deloitte & Touche LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, has discussed Deloitte & Touche LLP’s independence with Deloitte & Touche LLP and has considered the compatibility of non-audit services with the independence of the independent registered public accounting firm.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the calendar year ended December 31, 2018 for filing with the SEC.

Respectfully submitted by the Audit Committee of the Board of Directors.

Strauss Zelnick (Chairperson)
Richard D. Bronson
Camille J. Douglas

Corporate Social Responsibility

Our Company

We believe that we make a big difference in our communities by focusing on the main ways we can reduce our impact on the environment and improve peoples’ lives. For us that means:

•	Investing in renewable energy projects and integrating environmental due diligence into our lending practices.
•	Making affordable housing available for thousands of families.
•	Helping to make home ownership possible for people who can’t get traditional bank loans.

By focusing on the ways in which we can have the most powerful positive impacts—we believe that we are able to execute these strategies more effectively for the benefit of the Company and our stakeholders.

Our People

We are a company with over 300 people across nine offices located in Greenwich, New York City, Miami Beach, London, Los Angeles, San Francisco, Atlanta, Charlotte and Norwalk.

We believe that our competitive compensation, outstanding benefits and a stimulating work environment help us attract and retain people with exceptional financial and real estate skills, a key strength of our company.

Exceptional Employee Benefits

•	Medical, prescription, dental and vision insurance for all employees and their families
•	401(k) plan with company match incentive
•	Subsidized life and disability insurance
•	Paid time off for holidays, personal days and vacation
•	Gym subsidies, annual health screenings and flu shots
•	Matching charitable contributions
•	Education assistance programs
•	Commuter subsidy programs

Employee Training, Talent Management

•	Management and leadership training opportunities
•	Professional designations
•	Approximately 25% of job openings are filled internally

Employee Retention and Satisfaction

•	Regularly review and monitor employee turnover and reasons behind it
•	Regularly review and monitor employee demographic data
•	Periodic surveys, quarterly employee events, ongoing philanthropic initiatives and team building events

Our Environmental and Social Responsibilities

Through our property and infrastructure investments, as well as our residential lending portfolio, we finance projects that help provide solutions to important environmental and social challenges:

•	One third of our $3 billion owned real estate portfolio is in rent-restricted multifamily properties, making us one of the biggest owners of affordable housing in the United States.
○	As of December 31, 2018, we owned a total of 15,057 apartment units, providing housing for an estimated 35,000 people, with 14,725 of such apartment units being rent restricted.
•	Through our infrastructure lending business, as of December 31, 2018, we provided $617 million of financing to renewable energy assets, including wind, hydro, solar and geothermal projects.
○	Our renewables portfolio generated over 8,600 Gigawatt hours in 2018, and is 78% located in the United States with the remainder located in Ireland, Scotland, Spain and Canada.
•	Our residential lending business, with investments since we started the business totaling 3,529 loans valued at $1.5 billion, and investments currently held on our balance sheet of 1,403 loans valued at $623 million, in each case as of December 31, 2018, provides mortgages to underserved borrowers who otherwise struggle to secure access to housing credit.
○	These borrowers often have significant financial assets and credit profiles and we deem them to be high-quality, but they don’t fit a traditional lending model (e.g., small business owners, contractors and other freelance workers who still have strong credit profiles).

In our owned real estate portfolio, we have undertaken several initiatives focused on energy efficiency and costs savings, such as:

•	A utility tracking platform that allows for efficient monitoring of water and electricity usage across portfolios.
•	The use of water conservation solutions through capital investment in more efficient bathroom and kitchen fixture upgrades, which has reduced water usage by 45% on average where installed.

Through our commercial real estate lending business, we evaluate all environmental risks associated with our investments. For example:

•	We utilize a Phase I environmental site assessment (ESA) to identify environmental conditions that may have a material impact on the property being assessed.
•	We assess a property’s sustainability and marketability by reviewing characteristics including, but not limited to, LEED certification and tenant amenities such as bike storage and repair facilities, neighborhood walkability ratings, and electric car charging stations.
•	We conduct periodic property site visits of our investments, which include physical inspection of the assets, including environmental considerations.

Information on Corporate Governance and Communications with the Board of Directors

The Company maintains a corporate governance section on its website to provide relevant information to stockholders and other interested parties. Corporate governance information available on the Company’s website includes the charters of the Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee of the Board of Directors, the Corporate Governance Guidelines of the Company, the Company’s Code of Business Conduct and Ethics and the Company’s Code of Ethics for the Principal Executive Officer and Senior Financial Officers of the Company. This information is available on the Company’s website, www.starwoodpropertytrust.com, under the heading “Investor Relations” and the subheading “Corporate Governance,” and the information is also available in print, without charge, to any stockholder upon written request to the Company’s Secretary at Starwood Property Trust, Inc., 591 West Putnam Avenue, Greenwich, Connecticut 06830.

Any interested party may initiate communications with the Board of Directors, the Chairman of the Board of Directors, the Lead Independent Director, the Independent Directors as a group or any individual director or directors by writing to our Secretary at the address set forth above. You should indicate on the outside of the envelope the intended recipient of your communication (i.e., the full Board of Directors, the Independent Directors as a group or any individual director or directors). The Board of Directors has instructed our Secretary to review such correspondence and, at his discretion, not to forward items if he deems them to be of a commercial or frivolous nature or otherwise inappropriate for the recipient’s consideration.

EXECUTIVE OFFICERS

Information concerning the names, ages, terms and positions with the Company and business experience of the executive officers of the Company is set forth below. Ages shown for all executive officers are as of December 31, 2018.

Name	Age	Position(s)
Barry S. Sternlicht	58	Chairman of the Board of Directors and Chief Executive Officer
Jeffrey F. DiModica, CFA	52	President
Andrew J. Sossen	42	Chief Operating Officer, General Counsel, Chief Compliance Officer, Secretary and Executive Vice President
Rina Paniry	45	Chief Financial Officer, Treasurer, Principal Financial Officer and Chief Accounting Officer

In addition to Mr. Sternlicht, for whom biographical information is provided in the section of this Proxy Statement entitled “Proposal 1: Election of Directors,” the following individuals serve as the Company’s executive officers.

Jeffrey F. DiModica, CFA, has been the Company’s President since September 2014. He has also served as a Managing Director of an affiliate of the Manager since July 2014. Mr. DiModica served as a director of the Company from its inception in 2009 until July 2014. From 2007 to 2014, Mr. DiModica was a Managing Director and the Head of MBS/ABS/CMBS Sales and Strategy for the Royal Bank of Scotland (“RBS”), a global financial services firm. In that role, he was responsible for the distribution of mortgage-backed securities (“MBS”), asset-backed securities (“ABS”) and CMBS to institutional clients, including banks, hedge funds, insurance companies and money managers. Before that, from 2001 to 2007, Mr. DiModica headed the Boston sales office for RBS. Prior to joining RBS, from 1993 to 2001, Mr. DiModica sold derivative and MBS products to institutional clients for Merrill Lynch in Boston. Mr. DiModica began his career in the Merchant and Investment Banking Group of the Commercial Real Estate Department at Chemical Bank from 1989 to 1991. Mr. DiModica is a member of the Young Presidents Organization and serves on the Board of Virtual Enterprises International, a non-profit focused on teaching career and entrepreneurial skills to inner city high school students. Mr. DiModica is also the founding President of MitoAction, a non-profit organization that provides education, support and advocacy for patients and families affected by mitochondrial disease. Mr. DiModica received a Bachelor of Science / Bachelor of Arts degree with a concentration in Finance from Boston University, a Master of Business Administration degree from the Amos Tuck School at Dartmouth College and a Chartered Financial Analyst designation in 1995.

Andrew J. Sossen has been the Company’s Chief Operating Officer since July 2011 and the Company’s General Counsel, Chief Compliance Officer, Secretary and Executive Vice President since January 2010. Prior to joining the Company, Mr. Sossen served from 2006 to 2009 as the General Counsel of KKR & Co.’s asset management business and of KKR Financial Holdings LLC, a publicly traded specialty finance company, where he was a member of senior management and was integrally involved in the policy and strategic decision-making, as well as the day-to-day operations, of the businesses. Mr. Sossen previously served as a trustee of Starwood Waypoint Residential Trust, a publicly traded REIT that is a predecessor company of Invitation Homes (“SWAY”). Mr. Sossen’s career began at Simpson Thacher & Bartlett LLP, where he was a member of the firm’s corporate department, specializing in capital markets and mergers and acquisitions. Mr. Sossen is also a trustee of the United States Soccer Federation. Mr. Sossen received both a Juris Doctor degree and a Bachelor of Arts degree from the University of Pennsylvania.

Rina Paniry has been the Company’s Chief Financial Officer, Treasurer, Principal Financial Officer and Chief Accounting Officer since May 2014. She has also served as an employee of Starwood Capital Operations, LLC since May 2014. Previously, Ms. Paniry served from 2013 to 2014 as the Chief Financial Officer and from 2006 to 2013 as the Chief Accounting Officer of LNR Property LLC (“LNR Property”), a wholly owned subsidiary of the Company that was acquired by the Company in 2013. Prior to joining LNR Property, she spent 11 years at Deloitte & Touche in various roles, principally in the real estate industry and in the functional areas of audit and mergers and acquisitions. Ms. Paniry is a Certified Public Accountant in Florida. Ms. Paniry received a Bachelor of Accounting degree, a Bachelor of Management Information Systems degree and a Master of Accounting degree from Florida International University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table sets forth the beneficial ownership of our Common Stock as of March 4, 2019 with respect to:

•	each of the Company’s directors and director nominees;
•	each of the Company’s named executive officers; and
•	all of the Company’s directors, director nominees and executive officers as a group.

Except as indicated in the table below, the business address of each person listed in the table below is the address of our principal executive offices, Starwood Property Trust, Inc., 591 West Putnam Avenue, Greenwich, Connecticut 06830.

Directors and Named Executive Officers	Amount and Nature Of Beneficial Ownership	Percent of Class
Richard D. Bronson(1)(2)	59,548	*
Jeffrey F. DiModica	267,120	*
Jeffrey G. Dishner	309,382	*
Camille J. Douglas(1)	31,048	*
Solomon J. Kumin(1)	25,256	*
Rina Paniry	178,605	*
Fred S. Ridley(1)	5,028	*
Andrew J. Sossen	135,311	*
Barry S. Sternlicht(3)	7,736,795	2.8%
Strauss Zelnick(1)(4)	52,548	*
Directors and Executive Officers as a Group (10 persons)	8,800,641	3.1%
*	Less than 1%
(1)	Includes 5,028 shares of unvested restricted Common Stock granted to each of the non-executive directors pursuant to the 2017 Equity Plan.
(2)	Includes 15,000 shares owned by Mr. Bronson’s spouse.
(3)	Includes 253,421 shares owned in a trust of which Mr. Sternlicht is the trustee.
(4)	Includes 11,800 shares owned in trusts of which Mr. Zelnick is the trustee and 2,600 shares owned by Mr. Zelnick’s spouse.

The following table sets forth certain information relating to the beneficial ownership of our Common Stock by each person, entity or group known to the Company to be the beneficial owner of more than five percent of our Common Stock based on a review of publicly available statements of beneficial ownership filed with the SEC on Schedules 13D and 13G through March 4, 2019.

Name and Address of Beneficial Owner	Amount and Nature Of Beneficial Ownership	Percent of Class
BlackRock, Inc.(1) 55 East 52nd Street New York, New York 10055	16,563,134	6.0%
The Vanguard Group(2) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	25,558,298	9.28%
(1)	Based on information as of December 31, 2018 set forth in Schedule 13G/A filed with the SEC on February 6, 2019 by BlackRock, Inc., which has sole voting power with respect to 15,460,002 shares of Common Stock and sole dispositive power with respect to 16,563,134 shares of Common Stock. BlackRock, Inc. did not report any shared voting or dispositive power with respect to shares of Common Stock.
(2)	Based on information as of December 31, 2018 set forth in Schedule 13G/A filed with the SEC on February 11, 2019 by The Vanguard Group, which has sole voting power with respect to 145,494 shares of Common Stock, shared voting power with respect to 27,057 shares of Common Stock, sole dispositive power with respect to 25,428,003 shares of Common Stock and shared dispositive power with respect to 130,295 shares of Common Stock.

Unless otherwise indicated, all shares set forth in the tables above are owned directly and the indicated person has sole voting and investment power with respect thereto. Unless otherwise indicated, the percentage of beneficial ownership is calculated based on 279,768,290 shares of Common Stock outstanding as of March 4, 2019. In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all shares of our Common Stock the investor actually owns beneficially or of record;
•	all shares of our Common Stock over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and
•	all shares of our Common Stock the investor has the right to acquire within 60 days.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

None of the named executive officers of the Company is currently an employee of the Company. We are managed by the Manager, pursuant to the terms of the Management Agreement. All of our named executive officers are employees of an affiliate of the Manager. Because the Management Agreement with the Manager provides that the Manager is responsible for managing the Company’s affairs, each of the Company’s Chief Executive Officer and its other current executive officers (other than Ms. Paniry), each of whom is an executive of Starwood Capital Group or an affiliate thereof, does not receive cash compensation from the Company for serving as one of the Company’s executive officers. Instead, the Company pays the Manager management fees and reimbursement amounts, as described in the section of this Proxy Statement entitled “Certain Relationships and Related Transactions—Management Agreement,” and, at the discretion of the Compensation Committee of the Board of Directors, the Company may also grant the Manager equity-based awards, as described in the section of this Proxy Statement entitled “Certain Relationships and Related Transactions—Grants of Equity Compensation to the Manager.” Mr. Sternlicht, our Chairman of the Board of Directors and Chief Executive Officer, does not receive any direct compensation from the Manager or the Company for his services as Chairman of the Board of Directors or Chief Executive Officer of the Company, and the Company does not reimburse Starwood Capital Group or any of its affiliates for compensation paid to Mr. Sternlicht. Mr. Sternlicht is, however, the controlling equityholder of the parent of the Manager and, accordingly, has an interest in the fees paid and equity awards granted to the Manager.

Cash Compensation

We have not paid directly, and do not intend to pay directly, any cash compensation to our named executive officers (other than Ms. Paniry). Mr. Sossen, the Company’s Chief Operating Officer, General Counsel, Chief Compliance Officer, Secretary and Executive Vice President has been seconded to the Company by an affiliate of the Manager under the terms of the Secondment Agreement, effective as of January 1, 2014 (the “Sossen Secondment Agreement”), between such affiliate of the Manager and the Company, pursuant to which the Company reimburses such affiliate of the Manager for certain of its expenses incurred in connection with his service in these roles, including annual base salary and annual cash bonus (as well as employee benefit costs and any related employee withholding taxes). Ms. Paniry, the Company’s Chief Financial Officer, Treasurer, Principal Financial Officer and Chief Accounting Officer, has similarly been seconded to the Company by an affiliate of the Manager under the terms of the Secondment Agreement, effective as of January 1, 2014 (the “Paniry Secondment Agreement”), among such affiliate of the Manager, the Company and LNR Property, but the Company and certain of its subsidiaries directly pay the expenses incurred in connection with her service in these roles, including annual base salary and annual cash bonus (as well as employee benefit costs and any related employee withholding taxes). For additional details, see the section of this Proxy Statement entitled “Certain Relationships and Related Transactions—Management Agreement—Reimbursement of Expenses.”

The annual base salary for 2018 of Mr. DiModica, the Company’s President, was $450,000 and his cash bonus for 2018 was $2,500,000. Mr. Sossen’s annual base salary for 2018 was $400,000 and his cash bonus for 2018 was $1,425,000. Ms. Paniry’s annual base salary for 2018 was $600,000 and her cash bonus for 2018 was $1,225,000.

Messrs. DiModica’s and Sossen’s and Ms. Paniry’s annual base salaries were recommended by the Chairman of our Board of Directors and Chief Executive Officer in consultation with the Manager, with the assistance of Meridian, the Compensation Committee’s independent outside compensation consultant, based on a general understanding of compensation practices in our industry and a comparison against our peers, as well as anticipated salary requirements of other candidates who could potentially fill the positions. The Compensation Committee reviewed and approved Messrs. DiModica’s and Sossen’s and Ms. Paniry’s annual base salaries for 2018. Messrs. DiModica’s and Sossen’s and Ms. Paniry’s cash bonuses for 2018 were recommended by the Chairman of our Board of Directors and Chief Executive Officer in consultation with the Manager, with the assistance of Meridian, based upon a review of compensation paid by the Compensation Peer Group (as defined below) for comparable positions as well as broader industry compensation levels (including an evaluation of industry survey data provided by Meridian), as described below under “—Independent Compensation Consultant.” The Compensation Committee reviewed and approved Messrs. DiModica’s and Sossen’s and Ms. Paniry’s cash bonuses for 2018. In approving Messrs. DiModica’s and Sossen’s and Ms. Paniry’s cash bonuses, the Compensation Committee targeted amounts between the fiftieth and seventy-fifth percentile of the market data reviewed by the committee, including Compensation Peer Group and survey data.

Approximately 22% of the cash compensation paid to our named executive officers was for fixed pay (i.e., base salary) and approximately 78% was for incentive pay (i.e., cash bonus). The Compensation Committee did not apply any fixed metrics in determining the amount of the applicable cash bonuses to be paid for 2018. Rather, it took into consideration a range of factors, including the performance of the price per share of the Common Stock, profitability of the Company, operations of the Company, risk management policies and practices of the Company, investment activity of the Company, management of the Company’s capital structure and completed acquisitions and dispositions.

Equity-Based Compensation

The Compensation Committee may, from time to time pursuant to the 2017 Equity Plan, grant our named executive officers certain equity-based awards, including stock options, stock appreciation rights, restricted shares of Common Stock, restricted stock units, dividend equivalent rights and other equity-based awards. Where appropriate, these awards are designed to align the interests of our named executive officers with those of our stockholders by allowing our named executive officers to share in the creation of value for our stockholders through capital appreciation and dividends. These equity awards are generally subject to vesting requirements over a number of years, and are designed to promote the retention of management and to achieve strong performance for the Company. These awards provide a further benefit to us by enabling our Manager to attract, motivate and retain talented individuals to serve as our executive officers.

In 2018, the Company granted 69,184, 27,205 and 32,833 restricted shares of Common Stock to Messrs. DiModica and Sossen and Ms. Paniry, respectively, which, in each case, vest annually in equal amounts over a three-year period with the first vesting having occurred on March 15, 2019, subject to such grantee’s continued service to the Company, pursuant to the 2017 Equity Plan. Additionally, the Company granted 45,746 restricted shares of Common Stock to Ms. Paniry, which are subject to a cliff vesting schedule with such vesting to occur on September 18, 2020, subject to Ms. Paniry’s continued service to the Company, pursuant to the 2017 Equity Plan. In determining each of these equity-based awards for 2018, the Compensation Committee did not apply any fixed metrics. Rather, similar to its determination of the applicable cash bonuses for 2018, the Compensation Committee took into consideration a range of factors, including the performance of the Common Stock, profitability of the Company, operations of the Company, risk management policies and practices of the Company, investment activity of the Company, management of the Company’s capital structure and completed acquisitions and dispositions. Messrs. DiModica’s and Sossen’s and Ms. Paniry’s equity-based awards for 2018 were recommended by our Chairman of the Board of Directors and Chief Executive Officer. The Compensation Committee also considered input from Meridian, its independent outside compensation consultant, as described below under “—Independent Compensation Consultant.”

Indemnification

We have also entered into an indemnification agreement with each of our named executive officers that provides for indemnification, to the fullest extent permitted by applicable law and subject to certain conditions, with respect to certain expenses and claims that such named executive officer incurs or becomes party to by reason of the fact that such named executive officer is or was an officer, director, trustee, employee or agent of the Company or any of our subsidiaries or affiliates. Pursuant to such indemnification agreements, our named executive officers may also obtain advancement of certain of such expenses. Such indemnification will be reduced to the extent that such directors are indemnified under the directors’ and officers’ liability insurance maintained by the Company. A copy of the form of such indemnification agreements is an exhibit to the Company’s Annual Report on Form 10-K for the calendar year ended December 31, 2015, as filed with the SEC.

Role of Compensation Committee

The Compensation Committee reviews and, where applicable, approves base salary and target bonus levels as well as any equity-based awards to be made to our named executive officers based on recommendations from the Company’s Chairman of the Board of Directors and Chief Executive Officer and outside compensation consultants. Information on the Compensation Committee’s processes and procedures for consideration of executive compensation is set forth in the section of this Proxy Statement entitled “Corporate Governance—Board of Directors and Committee Meetings—Compensation Committee.”

Independent Compensation Consultant

Meridian provides executive compensation consulting services to the Compensation Committee. Among other things, Meridian:

•	participates in the design of the Company’s executive compensation programs;
•	provides and reviews market data and advises the Compensation Committee on setting executive compensation levels and the competitiveness and reasonableness of the Company’s executive compensation program;
•	reviews and advises the Compensation Committee regarding the elements of the Company’s executive compensation program, including as relative to the Company’s peers; and
•	reviews and advises the Compensation Committee regarding director compensation.

In 2018, as part of the review of Messrs. DiModica’s and Sossen’s and Ms. Paniry’s compensation, Meridian assisted the Compensation Committee with comparing previous executive compensation levels to (a) the executive compensation levels at seventeen other publicly traded REITs and specialized finance companies that have characteristics that are similar to those of the Company (collectively, the “Compensation Peer Group”) and (b) executive compensation levels in the broader industry (based on general industry survey data provided by Meridian). The companies that comprised the Compensation Peer Group are:

Annaly Capital Management, Inc.
Apollo Commercial Real Estate Finance, Inc.
Blackstone Mortgage Trust, Inc.
Capstead Mortgage Corporation
Chimera Investment Corporation
Colony Capital, Inc.
Gramercy Property Trust
iStar Inc.
KKR Real Estate Finance Trust Inc.
Ladder Capital Corp
MFA Financial, Inc.
Realty Income Corporation
Redwood Trust, Inc.
Spirit Realty Capital, Inc.
TPG RE Finance Trust, Inc.
VEREIT, Inc.
W. P. Carey Inc.

Meridian does not, and did not in the calendar year ended December 31, 2018, provide any other services to the Company or the Manager.

Role of Chief Executive Officer

As noted above, the Compensation Committee is responsible for reviewing and, where applicable, approving compensation for our named executive officers. Our Chairman of the Board of Directors and Chief Executive Officer, Mr. Sternlicht, annually reviews the performance of each member of senior management (other than his own performance). Recommendations based on these reviews, including salary adjustments, annual bonuses and equity-based awards, if any, are presented by Mr. Sternlicht to the Compensation Committee. All compensation decisions for 2018 made by the Compensation Committee with respect to the named executive officers (other than Mr. Sternlicht) were made after deliberation with Mr. Sternlicht. As noted elsewhere in this Proxy Statement, Mr. Sternlicht does not receive any direct compensation for his services as Chairman of the Board of Directors and Chief Executive Officer of the Company, and the Company does not reimburse Starwood Capital Group or any of its affiliates for compensation paid to Mr. Sternlicht. Mr. Sternlicht is, however, the controlling equityholder of the parent of the Manager and accordingly has an interest in the fees paid and equity awards granted to the Manager.

In addition, at various times during the year at the request of the Compensation Committee, Mr. Sternlicht attends Compensation Committee meetings, or portions of Compensation Committee meetings, to provide the

Compensation Committee with information regarding the Company’s operational performance, financial performance or other topics requested by the Compensation Committee to assist the Compensation Committee in making its compensation decisions.

Role of Manager

As noted elsewhere in this Proxy Statement, the Company does not pay any cash compensation to our named executive officers (other than Ms. Paniry). Rather, cash compensation is paid to such named executive officers, other than Mr. Sternlicht, by the Manager or its affiliates. Mr. Sternlicht receives no cash compensation for his service as our Chairman of the Board of Directors and Chief Executive Officer, although, as the controlling equityholder of the parent of the Manager, he has an interest in the fees paid and equity awards granted to the Manager. The Company reimburses an affiliate of the Manager for Mr. Sossen’s cash compensation. No reimbursement is made for Mr. DiModica’s cash compensation. In addition, from time to time (but not in 2018), equity awards have been granted to Mr. DiModica by the Manager or its affiliates. No portion of the management fee is allocated to compensation paid by the Manager or its affiliates to our named executive officers.

The Manager provides the day-to-day management of the Company’s operations. This arrangement enables the Company to have access to the Manager’s approximately 4,000 employees around the globe to provide transaction flow and insight into economic and local market trends. In addition, this arrangement gives the Company access to the Manager’s seasoned executive team, which has an average of 32 years of industry experience. We believe that this arrangement has contributed significantly to our success. The management fee compensates the Manager for these services that it provides to the Company.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the CD&A included in this Proxy Statement with management. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the CD&A be included in this Proxy Statement.

Respectfully submitted by the Compensation Committee of the Board of Directors.

Richard D. Bronson (Chairperson)
Solomon J. Kumin
Strauss Zelnick

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following disclosure about the relationship of the median of the annual total compensation of our employees to the annual total compensation of Mr. Sternlicht, our Chief Executive Officer. As noted elsewhere in this Proxy Statement, Mr. Sternlicht does not receive any direct compensation from the Company or the Manager for his services as Chairman of the Board of Directors and Chief Executive Officer of the Company, and the Company does not reimburse Starwood Capital Group or any of its affiliates for compensation paid to Mr. Sternlicht.

Because the Company does not pay, or provide reimbursement for, any direct compensation to Mr. Sternlicht, the Company is not able to calculate and provide a ratio of the median employee’s annual total compensation to the total annual compensation of Mr. Sternlicht.

Summary Compensation Table

The following table provides information regarding compensation earned by each of the Company’s named executive officers for the calendar year ended December 31, 2018, as well as for the calendar years ended December 31, 2017 and 2016. As described in the CD&A included in this Proxy Statement, none of the named executive officers of the Company are employees of the Company and the Company did not directly pay any cash compensation to the named executive officers (other than Ms. Paniry) for or in such calendar years. The cash amounts shown for Mr. Sossen include the amounts of his compensation paid by an affiliate of the Manager for which the Company reimbursed such affiliate of the Manager for his services for the year in question. The Company does not pay or make any reimbursement with respect to Mr. DiModica’s compensation.

Name and Principal Position	Calendar Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Barry S. Sternlicht Chairman and Chief Executive Officer(2)	2018	—	—	—	—	—	—
	2017	—	—	—	—	—	—
	2016	—	—	—	—	—	—
Jeffrey F. DiModica President	2018	$450,000	$2,500,000	$1,449,405	—	—	$4,399,405
	2017	$425,000	$2,350,000	$1,257,868	—	—	$4,032,868
	2016	$400,000	$2,200,000	—	—	—	$2,600,000
Andrew J. Sossen Chief Operating Officer, General Counsel, Chief Compliance Officer, Secretary and Executive Vice President	2018	$400,000	$1,425,000	$573,209	—	—	$2,398,209
	2017	$370,000	$1,400,000	$616,987	—	—	$2,386,987
	2016	$350,000	$1,300,000	—	—	—	$1,650,000
Rina Paniry Chief Financial Officer, Treasurer, Principal Financial Officer and Chief Accounting Officer	2018	$600,000	$1,225,000	$1,734,822	—	—	$3,559,822
	2017	$600,000	$1,100,000	$654,100	—	—	$2,354,100
	2016	$600,000	$850,000	$635,343	—	—	$2,085,343
(1)	Represents the aggregate grant date fair value of awards of restricted shares of Common Stock calculated under the Financial Accounting Standard Board’s Accounting Codification Topic 718. Each grant date fair value is calculated using the closing price of our Common Stock on the date of grant as reported by the NYSE. With respect to 2018, on March 29, 2018, Mr. DiModica received an award of 69,184 restricted shares of Common Stock. The amount reported in this column is based on a closing price of $20.95 per share of Common Stock on the date of grant as reported by the NYSE. On April 4, 2018, Mr. Sossen received an award of 27,205 restricted shares of Common Stock. The amount reported in this column is based on a closing price of $21.07 per share of Common Stock on the date of grant as reported by the NYSE. On March 27, 2018, Ms. Paniry received an award of 32,833 restricted shares of Common Stock, and the amount reported in this column with respect to such award is based on a closing price of $21.21 per share of Common Stock on the date of grant as reported by the NYSE. On July 30, 2018, Ms. Paniry received an award of 45,746 restricted shares of Common Stock, and the amount reported in this column with respect to such award is based on a closing price of $22.70 per share of Common Stock on the date of grant as reported by the NYSE.
(2)	Mr. Sternlicht does not receive any direct compensation from the Manager or the Company for his services as the Chairman of the Board of Directors and Chief Executive Officer of the Company, and the Company does not reimburse Starwood Capital Group or any of its affiliates for compensation paid to Mr. Sternlicht. Mr. Sternlicht is, however, the controlling equityholder of the parent of the Manager and accordingly has an interest in the fees paid and equity awards granted to the Manager.

Grants of Plan-Based Awards During Calendar Year Ended December 31, 2018

The following table provides information regarding plan-based awards granted to the Company’s named executive officers during the calendar year ended December 31, 2018.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock or Unit Awards ($)
Barry S. Sternlicht	N/A	—		—
Jeffrey F. DiModica Restricted Stock Award	March 29, 2018	69,184	(1)	$1,449,405
Andrew J. Sossen Restricted Stock Award	April 4, 2018	27,205	(1)	$573,209
Rina Paniry Restricted Stock Award	March 27, 2018	32,833	(1)	$696,388
Restricted Stock Award	July 30, 2018	45,746	(2)	$1,038,434
(1)	The restricted shares received pursuant to this award vest in annual installments over a three-year period with the first vesting having occurred on March 15, 2019.
(2)	The restricted shares received pursuant to the award are subject to a cliff vesting schedule with such vesting to occur on September 18, 2020.

Outstanding Equity Awards at December 31, 2018

The following table provides information regarding outstanding equity awards of the Company’s named executive officers as of December 31, 2018.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(9)
Barry S. Sternlicht	—		—
Jeffrey F. DiModica
Restricted Stock Award	37,471	(1)	$738,553
Restricted Stock Award	69,184	(2)	$1,363,617
Andrew J. Sossen
Restricted Stock Award	17,986	(3)	$354,504
Restricted Stock Award	27,205	(4)	$536,211
Rina Paniry
Restricted Stock Award	11,010	(5)	$217,007
Restricted Stock Award	19,485	(6)	$384,049
Restricted Stock Award	32,833	(7)	$647,138
Restricted Stock Award	45,746	(8)	$901,654
(1)	Reflects a restricted stock award granted to Mr. DiModica which vests in annual installments over a three-year period that began on March 15, 2017. The number of restricted shares that had not vested as of December 31, 2018 and the vesting dates for such restricted shares are as follows: 18,734 on March 15, 2019 and 18,737 on March 15, 2020.
(2)	Reflects a restricted stock award granted to Mr. DiModica which vests in annual installments over a three-year period that began on March 29, 2018. The number of restricted shares that had not vested as of December 31, 2018 and the vesting dates for such restricted shares are as follows: 23,061 on March 15, 2019, 23,061 on March 15, 2020 and 23,062 on March 15, 2021.
(3)	Reflects a restricted stock award granted to Mr. Sossen which vests in annual installments over a three-year period that began on March 27, 2017. The number of restricted shares that had not vested as of December 31, 2018 and the vesting dates for such restricted shares are as follows: 8,992 on March 15, 2019 and 8,994 on March 15, 2020.
(4)	Reflects a restricted stock award granted to Mr. Sossen which vests in annual installments over a three-year period that began on April 4, 2018. The number of restricted shares that had not vested as of December 31, 2018 and the vesting dates for such restricted shares are as follows: 9,068 on March 15, 2019, 9,068 on March 15, 2020 and 9,069 on March 15, 2021.
(5)	Reflects a restricted stock award granted to Ms. Paniry which vests in annual installments over a three-year period that began on March 21, 2016. The remaining 11,010 unvested restricted shares as of December 31, 2018 vested on March 15, 2019.
(6)	Reflects a restricted stock award granted to Ms. Paniry which vests in annual installments over a three-year period that began on March 15, 2017. The number of restricted shares that had not vested as of December 31, 2018 and the vesting dates for such restricted shares are as follows: 9,742 on March 15, 2019 and 9,743 on March 15, 2020.
(7)	Reflects a restricted stock award granted to Ms. Paniry which vests in annual installments over a three-year period that began on March 27, 2018. The number of restricted shares that had not vested as of December 31, 2018 and the vesting dates for such restricted shares are as follows: 10,944 on March 15, 2019, 10,944 on March 15, 2020 and 10,945 on March 15, 2021.
(8)	Reflects a restricted stock award granted to Ms. Paniry which is subject to a cliff vesting schedule. The 45,746 unvested restricted shares as of December 31, 2018 will vest on September 18, 2020.
(9)	The amount reported in this column is based on a closing price of $19.71 per share of Common Stock on December 31, 2018.

Stock Vested in Calendar Year Ended December 31, 2018

The following table provides information for each named executive officer with respect to the vesting of stock awards during the calendar year ended December 31, 2018 and the value realized upon such vesting.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Barry S. Sternlicht	—	—
Jeffrey F. DiModica	52,804	$1,111,864
Andrew J. Sossen	8,992	$191,080
Rina Paniry	21,451	$455,939
(1)	Represents the vesting of restricted stock awards under the 2017 Equity Plan or its predecessor plan.
(2)	Value realized on vesting of restricted stock awards is the aggregate fair market value on the date(s) of vesting. Fair market value is based on the closing price of the Company’s Common Stock as reported by the NYSE.

Potential Post-Employment Payments and Payments upon Change in Control

The Company does not have employment or severance agreements with any of its named executive officers and is not obligated to make any payments to any of its named executive officers upon termination of employment or change in control of the Company. In the event that any named executive officer’s service to the Company is terminated either by the Company for Cause or by such named executive officer for any reason, any and all unvested awards of restricted shares of Common Stock and restricted stock units that the Company has granted to such named executive officer under the 2017 Equity Plan or its predecessor plan will be immediately forfeited by the named executive officer.

However, any and all unvested awards of restricted shares of Common Stock and restricted stock units that the Company has granted to a named executive officer under the 2017 Equity Plan or its predecessor plan will vest immediately upon (a) the termination of such named executive officer’s service to the Company by the Company without Cause or (b) a Change in Control prior to the termination of such named executive officer’s service to the Company. Assuming, for the sake of analysis, that a termination of service without Cause or a Change in Control took place on the last business day of the calendar year ended December 31, 2018, the value of the vested awards of restricted shares of Common Stock and restricted stock units of each named executive officer would be the same as the respective value set forth in the third column, “Market Value of Shares or Units of Stock That Have Not Vested,” of the table presented in the section of this Proxy Statement entitled “—Outstanding Equity Awards at December 31, 2018.” Under both the 2017 Equity Plan and its predecessor plan: (i) “Cause” generally means (A) any actions or omissions by the named executive officer representing a fraud or willful misconduct against the Company or an affiliate of the Company, (B) any commission by the named executive officer of any felony, (C) any violation by the named executive officer of any material written policy of the Company, (D) any failure by the named executive officer to perform or satisfy any of his or her duties or obligations to the Company or any affiliate of the Company or any grossly negligent or reckless disregard of any such duties or obligations or (E) any failure by the named executive officer to devote his or her full working-time and attention (other than due to physical or mental incapacity or customary and reasonable time off for vacations and holidays) to the performance of his or her duties to the Company and any affiliates of the Company, provided, however, that upon written notice from the Company of any matter in the foregoing clauses (D) or (E), the named executive officer will be given 15 days from the delivery of such notice to cure such matter to the satisfaction of the Company; and (ii) “Change in Control” generally means a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, provided, however, that a transaction or series of transactions effected with the Manager and/or any affiliates of the Manager through the acquisition of Common Stock or other securities of the Company (regardless of the form of such transaction or series of transactions) or changes to the membership of the Board of Directors will not constitute a Change in Control.

We have not included tables for pension benefits or nonqualified deferred compensation because, due to the limited nature of our compensation program, we have nothing to report with respect to these items.

Equity Compensation Plan Information

The following table provides information regarding the number of shares of our Common Stock that may be issued under the Company’s equity compensation plans as of December 31, 2018.

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	997,920	N/A	9,193,843
Equity compensation plans not approved by security holders	—	—	—
Total	997,920	N/A	9,193,843

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons beneficially owning more than ten percent of a registered class of the Company’s equity securities to file reports of beneficial ownership and changes in such ownership on Forms 3, 4 and 5 with the SEC and the NYSE. These persons are also required to furnish the Company with copies of all Forms 3, 4 and 5 that they file. Based solely on the Company’s review of the copies of such Forms it has received, the Company believes that all of its executive officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them during the calendar year ended December 31, 2018, other than the filing of a Form 4 for Mr. Sternlicht reporting one transaction, which was inadvertently filed late on August 27, 2018 on behalf of Mr. Sternlicht.

PROPOSAL 2:
ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are providing stockholders with an opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement. The advisory vote on executive compensation described in this proposal is commonly referred to as a “say-on-pay vote.” In accordance with the preference expressed by our stockholders, we hold this advisory vote to approve the compensation of our named executive officers on an annual basis.

As described in the CD&A included in this Proxy Statement, none of the named executive officers of the Company are employees of the Company and the Company has not directly paid, and does not intend to directly pay, any cash compensation to the named executive officers (other than Ms. Paniry). However, we are charged by an affiliate of the Manager for certain of its expenses incurred in employing certain of our named executive officers. Additionally, from time to time we may grant to our named executive officers equity-based awards pursuant to the 2017 Equity Plan, which we believe serve to align the interests of our named executive officers with the interests of our stockholders in receiving attractive risk-adjusted dividends and growth.

This proposal gives our stockholders the opportunity to express their views on the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. For the reasons discussed above, we are asking our stockholders to indicate their support for our named executive officer compensation by voting FOR the following resolution at the Annual Meeting:

“RESOLVED, that Starwood Property Trust, Inc.’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Proxy Statement pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.”

The say-on-pay vote is an advisory vote and, therefore, it will not bind the Company or our Board of Directors. However, the Board of Directors and the Compensation Committee will consider the voting results as appropriate when making decisions regarding executive compensation.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement.

PROPOSAL 3:
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposed Independent Registered Public Accounting Firm

Deloitte & Touche LLP, independent certified public accountants, served as the independent registered public accounting firm of the Company and its subsidiaries for the calendar year ended December 31, 2018. The Audit Committee has appointed Deloitte & Touche LLP to be the Company’s independent registered public accounting firm for the calendar year ending December 31, 2019 and has further directed that the appointment of the independent registered public accounting firm be submitted for ratification by the stockholders at the Annual Meeting.

Although there is no requirement that Deloitte & Touche LLP’s appointment be terminated if the ratification fails, the Audit Committee will consider, as appropriate, the appointment of other independent registered public accounting firms if the stockholders choose not to ratify the appointment of Deloitte & Touche LLP. The Audit Committee may terminate the appointment of Deloitte & Touche LLP as our independent registered public accounting firm without the approval of the stockholders whenever the Audit Committee deems such termination appropriate.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. The representatives of Deloitte & Touche LLP will be given the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from stockholders.

Recommendation of the Board of Directors and its Audit Committee

The Board of Directors and its Audit Committee recommend a vote FOR the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the calendar year ending December 31, 2019.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On February 20, 2019, the Audit Committee appointed Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for the calendar year ending December 31, 2019, subject to stockholder ratification. The Audit Committee considered the non-audit services provided by Deloitte & Touche LLP and determined that the provision of such services was compatible with maintaining Deloitte & Touche LLP’s independence.

The following table presents fees for professional audit services rendered by Deloitte & Touche LLP with respect to the Company’s annual financial statements for the calendar years ended December 31, 2018 and 2017 and fees billed for other services rendered by Deloitte & Touche LLP during those periods.

	2018	2017
Audit Fees(1)	$2,648,560	$2,665,595
Audit Related Fees(2)	$5,390	$5,390
Tax Fees(3)	$88,452	$47,200
All Other Fees(4)	$11,600	$—
Total Fees	$2,754,002	$2,718,185
(1)	Audit Fees primarily represent, for the calendar years ended December 31, 2018 and 2017, fees for the audits and quarterly reviews of the consolidated financial statements filed with the SEC in annual reports on Form 10-K and quarterly reports on Form 10-Q, as well as work generally only the independent registered public accounting firm can be reasonably expected to provide, such as statutory audits and issuances of consent and comfort letters included in documents filed with the SEC.
(2)	Audit Related Fees primarily represent, for the calendar years ended December 31, 2018 and 2017, fees for the Company’s subscription to Deloitte & Touche LLP’s online accounting and reporting technical library.
(3)	Tax Fees primarily represent, for the calendar years ended December 31, 2018 and 2017, fees for professional services for tax compliance, tax advice and tax planning.
(4)	All Other Fees primarily represent, for the calendar years ended December 31, 2018 and 2017, fees in connection with due diligence, agreed upon procedures and transactions completed or contemplated during those years.

Pre-Approval Policies for Services of Independent Registered Public Accounting Firm

In accordance with Audit Committee policy and requirements of law, the Audit Committee pre-approves all services to be provided by the independent registered public accounting firm, including all audit services, audit-related services, tax services and other services. In some cases, the full Audit Committee provides pre-approval of certain services for up to a year, such as those related to a particular defined task or scope of work, subject to a specific budget. The Audit Committee has authorized its Chairperson to pre-approve additional services and, if the Chairperson of the Audit Committee pre-approves a service pursuant to this authority, he or she reviews the matter with the full Audit Committee at its next regularly scheduled meeting. To avoid potential conflicts of interest, the law prohibits a publicly traded company from obtaining certain non-audit services from its independent registered public accounting firm. The Company obtains these services from other firms as needed.

For the calendar years ended December 31, 2018 and 2017, all services provided by Deloitte & Touche LLP were pre-approved by the Audit Committee pursuant to such policies.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Management Agreement

The Company is party to the Management Agreement with the Manager, pursuant to which the Manager provides the day-to-day management of the Company’s operations. The Management Agreement requires the Manager to manage the Company’s business affairs in conformity with the policies and the investment guidelines that are approved and monitored by the Company’s Board of Directors. The Management Agreement had an initial three-year term and is now renewed for one-year terms unless terminated by either the Company (upon payment of a termination fee if terminated without cause per the terms of the Management Agreement) or the Manager.

As previously disclosed, our Board of Directors approved and the Company entered into an amendment to the Management Agreement in February 2018 to, among other things, adjust the calculation of components of the base management fee and incentive fee to treat equity securities of subsidiaries issued in exchange for properties or interests therein as issued common stock, effective as of December 28, 2017 (the “Management Agreement Amendment”). The terms of the Management Agreement Amendment are reflected in the below descriptions of the base management fee and incentive fee calculations.

Base Management Fee

The Company pays the Manager a base management fee in an amount equal to 1.5% of the Company’s stockholders’ equity, per annum, calculated and payable quarterly in arrears in cash. For purposes of calculating the base management fee, the Company’s stockholders’ equity means: (a) the sum of (i) the net proceeds from all issuances of the Company’s equity securities since inception and equity securities of subsidiaries issued in exchange for properties (allocated on a pro rata basis for such issuances during the fiscal quarter of any such issuance), plus (ii) the Company’s retained earnings and income to non-controlling interests with respect to equity securities of subsidiaries issued in exchange for properties at the end of the most recently completed calendar quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less (b) any amount that the Company has paid to repurchase its Common Stock since inception. It also excludes (1) any unrealized gains and losses and other non-cash items that have impacted stockholders’ equity as reported in the Company’s financial statements prepared in accordance with GAAP, and (2) one-time events pursuant to changes in GAAP, and certain non-cash items not otherwise described above, in each case after discussions between the Manager and the Company’s Independent Directors and approval by a majority of the Company’s Independent Directors. As a result, the Company’s stockholders’ equity, for purposes of calculating the management fee, could be greater or less than the amount of stockholders’ equity shown on the Company’s financial statements. The Manager uses the proceeds from its management fee, in part, to pay compensation to its officers and personnel who, notwithstanding that certain of them also are the Company’s officers, receive no cash compensation directly from the Company. The management fee is payable independent of the performance of the Company’s portfolio.

The management fee of the Manager is calculated within 30 days after the end of each quarter and such calculation is promptly delivered to the Company. The Company is obligated to pay the management fee in cash within five business days after delivery to the Company of the written statement of the Manager setting forth the computation of the management fee for such quarter.

Incentive Fee

The Company pays the Manager an incentive fee with respect to each calendar quarter (or any part thereof that the Management Agreement is in effect) in arrears. The Manager is entitled to be paid the incentive fee with respect to each calendar quarter if (a) the Company’s Core Earnings (as defined below) for the previous twelve-month period exceeds an 8% threshold and (b) the Company’s Core Earnings for the twelve most recently completed calendar quarters is greater than zero. The incentive fee is an amount, not less than zero, equal to the difference between (a) the product of (i) 20% and (ii) the difference between (1) the Company’s Core Earnings (as defined below) for the previous twelve-month period, and (2) the product of (A) the weighted average of the issue price per share of Common Stock of all of the Company’s public offerings of Common Stock and including issue price per equity security of subsidiaries issued in exchange for properties multiplied by the weighted-average number of all shares of Common Stock outstanding (including any restricted stock units, any restricted shares of Common Stock and any other shares of Common Stock underlying awards granted under the Company’s equity incentive plans) and equity securities of subsidiaries issued in exchange for properties or interests therein in the previous twelve-month period, and (B) 8% and (b) the sum of any incentive fee paid to the Manager with respect to the first three calendar quarters of such previous twelve-month period; provided, however, that, as provided in an amendment to the Management Agreement entered into on December 4, 2014 to account for the Company’s spin-off of SWAY (a predecessor company of Invitation Homes), which contained the Company’s single family residential business, (the “SWAY Spin-Off”), for purposes of clause (a)(i)(2)(A) above, on and after January 31, 2014, the computation of the weighted-average issue price per share of Common Stock is decreased to give effect to the book value per share on January 31, 2014 of the assets of SWAY, and the computation of the average number of shares of Common Stock outstanding is decreased by the weighted-average number of shares of SWAY distributed in the SWAY Spin-Off on January 31, 2014. One half of each quarterly installment of the incentive fee is payable in shares of the Company’s Common Stock so long as the ownership of such additional number of shares by the Manager would not violate the 9.8% stock ownership limit set forth in the Company’s charter, after giving effect to any waiver from such limit that our Board of Directors may grant in the future. The remainder of the incentive fee is payable in cash. The number of shares to be issued to the Manager is equal to the dollar amount of the portion of the quarterly installment of the incentive fee payable in shares divided by the average of the closing prices of the Company’s Common Stock on the NYSE for the five trading days prior to the date on which such quarterly installment is paid.

“Core Earnings” is a non-GAAP measure and is defined as GAAP net income (loss) excluding (a) non-cash equity compensation expense, (b) the incentive fee, (c) depreciation and amortization of real estate and associated intangibles, (d) acquisition costs associated with successful acquisitions, (e) any unrealized gains, losses or other non-cash items recorded in net income for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income and (f) to the extent deducted from net income (loss), distributions payable with respect to equity securities of subsidiaries issued in exchange for properties. The amount is adjusted to exclude one-time events pursuant to changes in GAAP and certain other non-cash adjustments, in each case as determined by the Manager and after approval by a majority of the Company’s Independent Directors.

Reimbursement of Expenses

The Company is required to reimburse the Manager for the expenses described below. Expense reimbursements to the Manager are made in cash on a monthly basis following the end of each month. The Company’s reimbursement obligation is not subject to any dollar limitation, but is subject to review by the Company’s Independent Directors. Because the Manager’s personnel perform certain legal, accounting, due diligence tasks and other services that outside professionals or outside consultants otherwise would perform, the Manager is paid or reimbursed for the documented cost of performing such tasks, provided that such costs and reimbursements are in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis.

The Company also pays all operating expenses, except those specifically required to be borne by the Manager under the Management Agreement. The expenses required to be paid by the Company include, but are not limited to:

•	expenses in connection with the issuance and transaction costs incident to the acquisition, disposition and financing of the Company’s investments;
•	costs of legal, tax, accounting, consulting, auditing and other similar services rendered for the Company by providers retained by the Manager or, if provided by the Manager’s personnel, in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis;
•	the compensation and expenses of the Company’s directors and the cost of liability insurance to indemnify the Company’s directors and officers;
•	costs associated with the establishment and maintenance of any of the Company’s credit facilities, other financing arrangements, or other indebtedness of the Company (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of the Company’s securities offerings;

•	expenses connected with communications to holders of the Company’s securities or of the Company’s subsidiaries and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the SEC, the costs payable by the Company to any transfer agent and registrar in connection with the listing and/or trading of the Company’s stock on any exchange, the fees payable by the Company to any such exchange in connection with its listing, costs of preparing, printing and mailing the Company’s annual report to its stockholders and proxy materials with respect to any meeting of the Company’s stockholders;
•	costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third party vendors that is used for the Company;
•	expenses incurred by managers, officers, personnel and agents of the Manager for travel on the Company’s behalf and other out-of-pocket expenses incurred by managers, officers, personnel and agents of the Manager in connection with the purchase, financing, refinancing, sale or other disposition of an investment or establishment and maintenance of any of the Company’s securitizations or any of the Company’s securities offerings;
•	costs and expenses incurred with respect to market information systems and publications, research publications and materials and settlement, clearing and custodial fees and expenses;
•	compensation and expenses of the Company’s custodian and transfer agent, if any;
•	the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency;
•	all taxes and license fees;
•	all insurance costs incurred in connection with the operation of the Company’s business except for the costs attributable to the insurance that the Manager elects to carry for itself and its personnel;
•	costs and expenses incurred in contracting with third parties;
•	all other costs and expenses relating to the Company’s business and investment operations, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of investments, including appraisal, reporting, audit and legal fees;
•	expenses relating to any office(s) or office facilities, including, but not limited to, disaster backup recovery sites and facilities, maintained for the Company or its investments separate from the office or offices of the Manager;
•	expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the Board of Directors to or on account of holders of the Company’s securities or of the Company’s subsidiaries, including, without limitation, in connection with any dividend reinvestment plan;
•	any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Company or any subsidiary, or against any trustee, director, partner, member or officer of the Company or of any subsidiary in his capacity as such for which we or any subsidiary is required to indemnify such trustee, director, partner, member or officer by any court or governmental agency; and
•	all other expenses actually incurred by the Manager (except as described below) which are reasonably necessary for the performance by the Manager of its duties and functions under the Management Agreement.

Pursuant to the Sossen Secondment Agreement, the Company is responsible for reimbursing to an affiliate of the Manager a portion of the expenses incurred in connection with Mr. Sossen’s service as the Company’s Chief Operating Officer, General Counsel, Chief Compliance Officer, Secretary and Executive Vice President, including annual base salary, annual cash bonus, employee benefits and any related employee withholding taxes.

Except as required under the Sossen Secondment Agreement and reimbursements for certain other personnel as permitted under the Management Agreement, the Company and its subsidiaries do not reimburse the Manager or its affiliates for the salaries and other compensation of its personnel (including pursuant to the Paniry Secondment Agreement).

In addition, the Company may be required to pay its pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of the Manager and its affiliates required for the Company’s operations.

Fees Incurred and Paid for 2018

For the calendar year ended December 31, 2018, the Company incurred $73.2 million in base management fees, of which $54.0 million was paid during the calendar year ended December 31, 2018. For the calendar year ended December 31, 2018, the Company incurred $41.4 million in incentive compensation payable to the Manager, of which $19.6 million was paid during the calendar year ended December 31, 2018. One half of the incentive fee paid during the calendar year ended December 31, 2018 was paid in Common Stock, as required by the Management Agreement. In March 2019, an additional $22.0 million of the total incentive fee was paid, one half of which was similarly paid in Common Stock. The Company also was obligated to reimburse the Manager for $7.7 million of certain expenses incurred on the Company’s behalf during the calendar year ended December 31, 2018, of which $4.7 million was paid during the calendar year ended December 31, 2018.

Grants of Equity Compensation to the Manager

Under the Company’s equity incentive plans, our Compensation Committee is authorized to approve grants of equity-based awards to the Company’s officers and directors and to the Manager and its personnel and affiliates. On May 18, 2015, the Company granted to the Manager 675,000 restricted stock units. This award of restricted stock units vested ratably on a quarterly basis over a three-year period that began on June 30, 2015. On March 15, 2017, the Company granted to the Manager 1,000,000 restricted stock units. This award of restricted stock units vests ratably on a quarterly basis over a three-year period that began on June 30, 2017. On April 4, 2018 the Company granted to the Manager 775,000 restricted stock units. This award of restricted stock units vests ratably on a quarterly bases over a three-year period that began on June 30, 2018. These awards of restricted stock units, once vested, are settled in shares of Common Stock. The Manager is entitled to receive “distribution equivalents” with respect to these restricted stock units, whether or not vested, at the same time and in the same amounts as distributions are paid to the Company’s holders of Common Stock.

On May 4, 2017, at the Company’s 2017 annual meeting of stockholders, stockholders approved the Starwood Property Trust, Inc. 2017 Manager Equity Plan (the “2017 Manager Equity Plan”), which allows for the issuance of up to 11,000,000 stock options, stock appreciation rights, restricted stock units or other equity-based awards or any combination thereof (determined on a combined basis with the 2017 Equity Plan) to the Manager. The maximum number of such equity awards that may be issued to the Manager shall be reduced by the number of shares of common stock issued and awards granted under the 2017 Equity Plan. The 2017 Manager Equity Plan succeeded and replaced the previous manager equity plan.

The Company’s Chief Executive Officer is also an executive of Starwood Capital Group. As a result, the Management Agreement between the Company and the Manager was negotiated between related parties, and the terms, including fees and other amounts payable, may not be as favorable to the Company as if it had been negotiated with an unaffiliated third party. The Management Agreement is intended to provide the Company with access to the Manager’s pipeline of investment opportunities, personnel and experience in capital markets, credit analysis, debt structuring and risk and asset management, as well as assistance with corporate operations, legal and compliance functions and governance.

Payments to Manager Employees

During the calendar year ended December 31, 2018, the Company made a cash payment of $1.3 million directly to an employee of the Manager in connection with the Company’s acquisition of the project finance origination, underwriting and capital markets business of GE Capital Global Holdings, LLC.

701 Seventh Avenue Financing and Refinancing

In October 2012, the Company and Starwood Distressed Opportunity Fund IX, an affiliate of our Chief Executive Officer and the Manager (“Fund IX”), co-originated a $475.0 million first mortgage and mezzanine loan (the “701 Seventh Avenue Financing”) for the acquisition and redevelopment of a 10-story retail building located at 701 Seventh Avenue in the Times Square area of Manhattan (the “701 Seventh Avenue Property”) through a joint venture.

In January 2014, the Company and a third party partner refinanced the 701 Seventh Avenue Financing with an $815.0 million first mortgage and mezzanine financing to facilitate the further development of the 701 Seventh Avenue Property (the “701 Seventh Avenue Refinancing”). Fund IX did not participate in the 701 Seventh Avenue Refinancing. As such, the joint venture distributed $31.6 million to Fund IX for the liquidation of Fund IX’s interest in the joint venture. The first mortgage and mezzanine financing under the 701 Seventh Avenue Refinancing were paid off in full in November 2016. The 701 Seventh Avenue Refinancing also triggered the issuance to the lenders of a 20% passive equity interest (the “Passive Equity Interest”) in the 701 Seventh Avenue Property in accordance with the terms of the 701 Seventh Avenue Financing. The Company and Fund IX own 75% and 25% of a joint venture, respectively, which owns 75% of the entity holding such Passive Equity Interest. During the calendar year ended December 31, 2018, the Company received distributions totaling $15.1 million attributable to the Passive Equity Interest.

SEREF and Private Account Transactions

In December 2012, the Company acquired 9,140,000 ordinary shares for approximately $14.7 million in Starwood European Real Estate Finance Limited, a debt fund that is managed by an affiliate of the Manager and is listed on the London Stock Exchange (“SEREF”), in connection with SEREF’s initial public offering (the “SEREF Investment”), which equated to an approximate 4% ownership interest in SEREF. As of December 31, 2018, the Company’s shares represented an approximate 2% ownership interest in SEREF.

In November 2013, the Company co-originated a GBP-denominated first mortgage loan with SEREF which is secured by Centre Point, an iconic tower located in Central London, England (the “Centre Point Loan”), and funded $24.1 million of the initial $88.3 million funding and committed to future funding of $264.8 million. The first tranche funded carried interest at a fixed rate of 8.55% and the remaining tranches bore interest at three-month LIBOR (with a floor of 1.00%) plus 7.00%, unless the fixed rate option was elected. In December 2014, the Centre Pointe Loan was amended to increase the total commitment by $70.5 million, which made the Company’s total commitment equal to $329.1 million. The Centre Point Loan had a maturity of December 2017, but was further amended in October 2017 to extend the maturity to April 2018. The Centre Point Loan was paid in full in February 2018.

In June 2016, the Company co-originated a GBP-denominated $108.9 million first mortgage loan with SEREF for the development of a three-property mixed use portfolio located in Greater London, England (the “Greater London Loan”). The Company originated $87.1 million of the Greater London Loan commitment and SEREF originated $21.8 million of such commitment. In June 2017, the Company and SEREF amended the Greater London Loan by reducing first mortgage’s total commitment to $88.8 million of which the Company’s share is $71.0 million. In October 2018, the Company and SEREF amended the Greater London Loan by increasing the total commitment to $98.3 million, of which the Company’s share is $78.6 million. The Greater London Loan bears interest at one-month LIBOR plus 5.75% and matures in June 2019.

In March 2018, the Company acquired from SEREF a Euro-denominated $68.0 million 50% participation in a newly-originated loan, which is secured by a luxury resort in Estepona, Spain (the “Estepona Loan”). The Estepona Loan bears interest at three-month Euribor plus 4.90% until September 13, 2022 and at 6.50% thereafter. The Estepona Loan matures in March 2023.

In December 2018, the Company co-originated a GBP denominated $79.0 million mezzanine loan for the development of residential and hotel property located in Central London with SEREF (the “Central London Loan” and, together with the SEREF Investment, the Centre Point Loan, the Greater London Loan and the Estepona Loan, the “SEREF and Private Account Transactions”). The Company originated $26.9 million of the Central London Loan and SEREF originated $52.1 million. The Central London Loan bears interest at a fixed interest rate of 8.50% and is scheduled to mature in December 2021.

Regional Mall Securitization Investments

In December 2013, the Company acquired a subordinate CMBS investment in a securitization from a third party (the “2013 Regional Mall Securitization Investment”). The borrowers are several special purpose entities that are affiliates of the Manager and indirectly owned and controlled by Starwood Capital Group. The

2013 Regional Mall Securitization Investment was acquired for $84.1 million and is secured by five regional malls in Ohio, California and Washington. In January 2016, the Company acquired an additional $9.7 million of this subordinate CMBS investment. In June 2018, the 2013 Regional Mall Securitization Investment was paid off in full.

SCG Core-Plus Investment

In October 2014, the Company committed $150.0 million for a 33% limited partner equity interest in SCG Core-Plus Retail Fund, L.P., an affiliate of the Manager (“SCG Core-Plus”), of which $132.0 million was funded in October 2014. An unaffiliated third party has made an additional investment as a limited partner in SCG Core-Plus on substantially similar terms. In August 2017, the Company funded the remaining $15.5 million capital commitment in SCG-Core-Plus. During the year ended December 31, 2018, the Company recognized earnings of $3.7 million but did not receive any distributions, which increased the Company’s carrying value to $114.4 million as of December 31, 2018. SCG Core-Plus was established for the purpose of acquiring and operating four regional shopping malls located in Florida, Michigan, North Carolina and Virginia. All leasing services and asset management functions for the acquired properties are conducted by an affiliate of the Manager that specializes in redeveloping, managing and repositioning retail real estate assets. In addition, another affiliate of the Manager serves as the general partner of SCG Core-Plus. In consideration for its services, such general partner earns incentive distributions that are payable once the Company, along with the other limited partners, receives 100% of its capital and a preferred return of 8%.

Office Campus Loan Investment

In August 2017, the Company originated a $339.2 million first mortgage and mezzanine loan for the acquisition of an office campus located in Irvine, California. An affiliate of the Manager has a non-controlling equity interest in the borrower. The first mortgage and mezzanine loan are each interest-only and carry interest rates of one-month LIBOR plus 2.25% and one-month LIBOR plus 4.50%, respectively.

Energy Loan

In January 2018, the Company acquired a $130.0 million first mortgage participation from a third party, which bears interest at three-month LIBOR plus 4.00%. The loan is secured by four coal-fired power plants located in the United States. The borrower is an affiliate of the Manager.

Residential Mortgage Loans

During the year ended December 31, 2018, the Company acquired $135.6 million of loans held-for-sale from a residential mortgage originator in which the Company holds an equity interest. Additionally, in June 2018, the Company originated a $2.0 million subordinated loan with an 8% fixed interest rate to this residential mortgage originator. The subordinated loan matures in September 2019.

Other Related Party Arrangements

During 2016, the Company established a co-investment fund which provides key personnel with the opportunity to invest in certain properties included in the Company’s Real Estate Investing and Servicing business segment. These personnel include certain employees of the Company, including Messrs. DiModica and Sossen, as well as employees of affiliates of the Manager (the “Fund Participants”). The fund carries an aggregate commitment of $15.0 million and owns a 10% equity interest in the subsidiary of the Company which owns such properties. As of December 31, 2018, the Fund Participants funded $4.9 million of such commitment. In an effort to retain key personnel, the Fund Participants are entitled to a promote on their investment, whereby operating profits are distributed assuming implied leverage of 60% on the Fund Participants’ capital accounts. This promote is paid after the Company, as general partner of the fund, earns a 5% preferred return. During 2018, the non-controlling interests related to this fund received cash distributions of $2.0 million. No promote-related distributions occurred during the year ending December 31, 2018.

In November 2018, the Company engaged Milestone Management (“Milestone”), an affiliate of the Manager, to provide property management services for the Company’s Woodstar I Portfolio. Fees paid by the Company to Milestone are calculated as 3% of gross receipts. During the year ended December 31, 2018, property management fees paid were $144,000.

Disclosure Regarding Fred Ridley

One of our directors, Mr. Ridley, is a partner with Foley & Lardner LLP (“Foley”). In fiscal year 2018, Foley collected legal fees of less than $10,000 from the Company and $1,269,781 from commercial mortgaged-backed securities (CMBS) securitization trusts for which a subsidiary of the Company has been appointed to act as the special servicer. For more information regarding CMBS securitization trusts and the role of a special servicer, see below under the heading “CMBS Securitization Trusts and Special Servicing.” Notwithstanding the legal fees paid to Foley, the Board determined that Mr. Ridley is an independent director (under NYSE listing standards or otherwise) due to the below factors:

•	Mr. Ridley did not personally perform or supervise any legal services to the Company or its subsidiaries in 2018 and does not personally receive fees or other compensation for these services. Accordingly, there is no direct financial tie to the legal fees which could compromise Mr. Ridley’s independence.
•	Foley was first retained by a subsidiary of the Company more than 19 years ago, well before Mr. Ridley was appointed to the Board. Mr. Ridley’s appointment was not related to Foley’s provision of legal services, and Foley does not receive any additional benefit as a result of Mr. Ridley being appointed to the Board.
•	The fees paid to Foley amounted to less than 0.2% of the law firm’s consolidated gross annual revenue for 2018.
•	Other than less than $10,000 of fees paid to Foley in 2018 for a non-material litigation matter, the remaining $1,269,781 in payments in 2018 to Foley were paid by trusts for which a subsidiary of the Company, LNR Partners LLC (“LNR”), has been appointed to act as the special servicer. This was particularly important to the Board in determining Mr. Ridley’s independence. For accounting purposes, the assets of the trusts are consolidated in the Company’s financials despite the fact that the Company has either no or limited equity and voting interests in the trusts. Foley was retained on behalf of each trust that LNR serviced, and was not retained to represent LNR in its individual capacity or to represent the Company in these matters.
•	By way of further background, LNR’s primary business is administering the default side of loan servicing for CMBS securitization trusts. LNR retains third party contractors, including law firms such as Foley, to perform legal services related to the collection and restructuring of defaulted loans. Pursuant to its contractual agreements, LNR is prohibited from receiving kickbacks or other benefits from contractors providing services to the trust and LNR has a duty to obtain the most cost effective services. In addition, the CMBS securitizations designate a certificate holder representative (“CCR”) that oversees the special servicer throughout the entire workout of the loan, serving as the ultimate decision maker on behalf of the trust, including the retention of third-party vendors in connection with major decisions in accordance with the servicing standard. In general, under the servicing agreements, a CCR has the authority to remove the special servicer without cause at any time. Foley is one of over 108 law firms retained to provide the trusts with legal services. In 2018, the trusts serviced by LNR paid approximately $32.6 million to various law firms for legal services related to defaulted loans. Foley received approximately 4% of that total amount. The Company considers these services to be transactional support for the loan being special serviced. In connection with the provision of these services, Foley was not given access to sensitive Company information and was not involved in the Company’s or LNR’s strategic decisions.

For all of the above reasons, the Board is confident that the relationships described above do not affect Mr. Ridley’s ability to exercise his independent judgment with respect to any matter before the Board.

CMBS Securitization Trusts and Special Servicing. CMBS are bonds with payments derived from a loan or a pool of loans on commercial real estate. CMBS securitization is the process by which a loan, or more commonly a group or pool of loans, are packaged together to create CMBS, which are issued and then held by a Real Estate Investment Mortgage Conduit, referred to generally as a CMBS securitization trust. The trust has three agents that have specific roles and authority to act on behalf of the trust: the trustee serves as the holder of title to the loans in the trust; the master servicer provides loan servicing on performing loans; and the special servicer attempts to work out distressed or defaulted loans and provides certain consents on behalf of the trust that are required under the loan documents. As noted above, LNR is a special servicer for certain CMBS securitization trusts. When a loan owned by a trust goes into default or is going into default, the loan is transferred to LNR for servicing.

Related Party Transaction Practice

The Board of Directors does not have a written policy regarding the approval of related party transactions. However, it is the practice of the Board of Directors to seek approval of the non-executive directors for any related party transaction (which means any transaction or series of transactions in which the Company or any of its subsidiaries is or are to be a participant, the amount involved exceeds $120,000, and a “related person” (as defined under SEC rules) has a direct or indirect material interest) involving a potential conflict of interest. Further, when the Board of Directors has previously approved an equity investment in a party that contemplates the right to participate in subsequent debt investments with such party in the ordinary course of the Company’s business (e.g., the SEREF and Private Account Transactions), it is the practice of the Board of Directors to seek separate approval of the non-executive directors for any such individual debt investment if the Company is not investing on a pari passu basis with such party.

STOCKHOLDER PROPOSALS FOR THE 2020 ANNUAL MEETING

Proposals received from stockholders are given careful consideration by the Company in accordance with Rule 14a-8 under the Exchange Act. Stockholder proposals are eligible for consideration for inclusion in the proxy statement for the 2020 annual meeting of stockholders if they are received by the Company on or before November 22, 2019. Any proposal should be directed to the attention of the Company’s Secretary at Starwood Property Trust, Inc., 591 West Putnam Avenue, Greenwich, Connecticut 06830. In order for a stockholder proposal or nomination submitted outside of Rule 14a-8 to be considered “timely” within the meaning of Rule 14a-4(c), such proposal or nomination must be delivered to the Company’s Secretary at the Company’s principal executive offices not later than the last date for submission of stockholder proposals under the Company’s Bylaws. In order for a proposal or nomination to be “timely” under the Company’s Bylaws, it must be received not less than 90 days nor more than 120 days prior to the first anniversary of the date of the mailing of the notice for the prior annual meeting, with certain exceptions. For the 2020 annual meeting of stockholders, any such proposal or nomination should be received no earlier than November 22, 2019 and no later than December 22, 2019.

OTHER MATTERS

The Board of Directors knows of no other business to be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, including a proposal omitted from this Proxy Statement in accordance with Rule 14a-8 under the Exchange Act, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.

No person is authorized to give any information or to make any representation not contained in this Proxy Statement, and, if given or made, such information or representation should not be relied upon as having been authorized. The delivery of this Proxy Statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of the Proxy Statement.

ADDITIONAL INFORMATION

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement and annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding or would prefer to receive a separate proxy statement and annual report, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by phone at (203) 422-7700 or send a written request to the Company’s Secretary at Starwood Property Trust, Inc., 591 West Putnam Avenue, Greenwich, Connecticut 06830. If you so request, we will have delivered the requested separate proxy statement and annual report promptly following our receipt of your request.

If your household has received multiple copies of proxy statements and annual reports, you can request the delivery of single copies in the future by notifying the Company as set forth above.

By Order of the Board of Directors,

Andrew J. Sossen
Secretary

Dated: March 21, 2019
Greenwich, Connecticut

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on April 29, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on April 29, 2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E67609-P17820

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

STARWOOD PROPERTY TRUST, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Richard D. Bronson
02) Jeffrey G. Dishner
03) Camille J. Douglas
04) Solomon J. Kumin
05) Fred S. Ridley
06) Barry S. Sternlicht
07) Strauss Zelnick

The Board of Directors recommends you vote FOR Proposals 2 and 3:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E67610-P17820

STARWOOD PROPERTY TRUST, INC.
Annual Meeting of Stockholders
April 30, 2019 2:00 PM
This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Barry S. Sternlincht and Andrew J. Sossen, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Starwood Property Trust, Inc., to be held April 30, 2019 at 2:00 PM (ET) at 1 Hotel Central Park, 1414 Sixth Avenue, New York, New York 10019, and at any adjournments or postponements thereof, as follows. The undersigned revokes any proxy or proxies previously given for such shares of Common Stock. The undersigned ratifies and confirms any actions that the persons holding the undersigned's proxy, or their substitutes, by virtue of this executed proxy card, take in accordance with the proxy granted hereunder. The shares of Common Stock represented by this proxy card will be voted in accordance with specifications made herein. If no specifications are made, this proxy will be voted FOR the election of each director nominee named in Proposal 1 and FOR Proposals 2 and 3. If any other matter is properly brought before the meeting and any adjournments or postponements thereof, the persons named in this proxy will vote in their discretion.

Continued and to be signed on reverse side